Exhibit 10.10

Certain information has been excluded from this agreement (indicated by “[***]”) because such information is both (a) not material and (b) the type that the registrant customarily and actually treats as private or confidential.

OFFICE LEASE

90 NEW MONTGOMERY STREET

SAN FRANCISCO, CALIFORNIA

90 NEW MONTGOMERY PARTNERS, A CALIFORNIA LIMITED PARTNERSHIP,

a California limited partnership,

as Landlord,

and

ETHOS TECHNOLOGIES INC.,

a Delaware corporation,

as Tenant.

EXHIBITS

A	OUTLINE OF PREMISES

B	RULES AND REGULATIONS

C	FORM OF TENANT’S ESTOPPEL CERTIFICATE

D	FORM OF WORKERS’ COMPENSATION ACKNOWLEDGEMENT AND INDEMNIFICATION

E	EXTENSION OPTION RIDER

(i)

SUMMARY OF BASIC LEASE INFORMATION

This Summary of Basic Lease Information (“Summary”) is hereby incorporated into and made a part of the attached Office Lease. Each reference in the Office Lease to any term of this Summary shall have the meaning as set forth in this Summary for such term. In the event of a conflict between the terms of this Summary and the Office Lease, the terms of the Office Lease shall prevail. Any capitalized terms used herein and not otherwise defined herein shall have the meaning as set forth in the Office Lease.

TERMS OF LEASE (References are to the Office Lease)	DESCRIPTION
1. Date:	May 3, 2024.

2. Landlord:	90 NEW MONTGOMERY PARTNERS, A CALIFORNIA LIMITED PARTNERSHIP, a California limited partnership

3. Addresses for Landlord:

3.1 Address of Landlord’s Agent (Section 23.19):

90 NEW MONTGOMERY PARTNERS, LP

c/o JKL Corporation

[Intentionally omitted]

Attn: [Intentionally omitted]

with a copy to

90 NEW MONTGOMERY PARTNERS, LP

c/o JKL Corporation

[Intentionally omitted]

Attention: [Intentionally omitted]

3.2 Address for Payment of Rent (Article 3)	90 NEW MONTGOMERY PARTNERS c/o JKL Corporation [Intentionally omitted] Attn: [Intentionally omitted]

4. Tenant:	ETHOS TECHNOLOGIES INC., a Delaware corporation

5. Address of Tenant (Section 23.19):	Ethos Technologies Inc. 90 New Montgomery Street, Suite 1500 San Francisco, California 94105 Attention: Legal Department Email: [Intentionally omitted]

6. Premises (Article 1):	Approximately 9,079 rentable square feet of space, commonly known as Suite 1500 and located on the fifteenth (15th) floor of the Building, as depicted on Exhibit A attached hereto.

(ii)

7. Term (Article 2).

7.1 Lease Term:	The four (4) year and two (2) month period commencing on the Lease Commencement Date and expiring on the Lease Expiration Date.

7.2 Lease Commencement Date:	October 1, 2024.

7.3 Lease Expiration Date:	November 30, 2028.

8. Base Rent (Article 3):

Period of Lease Term	Annual Base Rent	Monthly Installment of Base Rent	Annual Rental Rate per Rentable Square Foot
10/1/24 – 9/30/25*	$499,345.00	$41,612.08	$55.00
10/1/25 – 9/30/26	$514,325.35	$42,860.45	$56.65
10/1/26 – 9/30/27	$529,759.65	$44,146.64	$58.35
10/1/27 – 9/30/28	$545,647.90	$45,470.66	$60.10
10/1/28 – 11/30/28	$561,990.10	$46,832.51	$61.90

*	Subject to abatement of Base Rent during [***] of the initial Lease Term pursuant to Section 3.2 of the Office Lease.

9. Additional Rent (Article 4).

9.1 Base Year	Calendar year 2025.

9.2 Tenant’s Share of Direct Expenses:	6.96% (i.e., 9,079 rentable square feet within the Premises/130,417 rentable square feet within the Building).

10. Security Deposit (Article 20):	$140,497.53, subject to reduction pursuant to Article 20 of the Office Lease.

11. Brokers (Section 23.25):	Jones Lang LaSalle Brokerage, Inc., representing Landlord and CBRE, Inc., representing Tenant.

(iii)

OFFICE LEASE

This Office Lease, which includes the preceding Summary attached hereto and incorporated herein by this reference (the Office Lease and Summary to be known sometimes collectively hereafter as the “Lease”), dated as of the date set forth in Section 1 of the Summary, is made by and between 90 NEW MONTGOMERY PARTNERS, A CALIFORNIA LIMITED PARTNERSHIP, a California limited partnership (“Landlord”), and ETHOS TECHNOLOGIES INC., a Delaware corporation (“Tenant”).

ARTICLE 1

REAL PROPERTY, BUILDING AND PREMISES

1.1 Real Property, Building and Premises. Upon and subject to the terms, covenants and conditions hereinafter set forth in this Lease, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 6 of the Summary (the “Premises”), which Premises are part of the building (the “Building”) located at 90 New Montgomery Street, San Francisco, California. The outline of the floor plan of the Premises is set forth in Exhibit A attached hereto. The Building, any parking facilities, any outside plaza areas, land and other improvements surrounding the Building which are designated from time to time by Landlord as common areas appurtenant to or servicing the Building, and the land upon which any of the foregoing are situated, are herein sometimes collectively referred to as the “Real Property.” Tenant is hereby granted the right to the nonexclusive use of the common corridors and hallways, stairwells, elevators, restrooms and other public or common areas located on the Real Property; provided, however, that (i) the manner in which such public and common areas are maintained and operated shall be at the sole discretion of Landlord and the use thereof shall be subject to such rules, regulations and restrictions as Landlord may make from time to time, and (ii) Tenant shall have no right to use any portion of the Building or of the Real Property for parking for Tenant or Tenant’s employees, visitors and/or invitees. Landlord reserves the right to make alterations or additions to or to change the location of elements of the Real Property and the common areas thereof, and to use the common areas for entertainment, art shows, displays, product shows, to lease kiosks to third parties or for any other use Landlord deems reasonable.

1.2 Existing Lease. Landlord and Sigma Computing, Inc., a Delaware corporation (“Sigma”) are parties to that certain: (i) Office Lease dated as of June 6, 2018 (the “Original Lease”); and (ii) Amendment to Lease dated as of October 8, 2018 (the “First Amendment”). The Original Lease and the First Amendment are collectively referred to herein as the “Existing Lease.” Pursuant to the Existing Lease, Landlord leases to Sigma and Sigma leases from Landlord the Premises. Sigma subleased the Premises to Landed, Inc., a Delaware corporation (“Landed”) pursuant to that certain Sublease Agreement dated as of November 15, 2021 (“Sublease”), by and between Sigma and Landed, as consented to by Landlord pursuant to that certain Consent to Sublease dated December 22, 2021, among Landlord, Sigma and Landed. Tenant is currently in possession of the entire Premises pursuant to that certain Sub-Sublease Agreement dated as of October 28, 2022 (the “Sub-Sublease”), by and between Landed and Tenant, as consented to by Landlord pursuant to that certain Consent to Sub-Sublease dated January 20, 2023 among Landlord, Sigma, Landed and Tenant. The Existing Lease, the Sublease and the Sub-Sublease will each expire in accordance with its terms as of 11:59 P.M. on the day before the Lease Commencement Date; provided, however, that notwithstanding such termination or anything in the Existing Lease, the Sublease or the Sub-Sublease to the contrary, Tenant shall not be obligated to vacate and surrender possession of the Premises to Landlord since Tenant will be leasing the Premises directly from Landlord pursuant to this Lease immediately following such termination of the Existing Lease, Sublease and Sub-Sublease. In addition, Landlord shall have no obligation to deliver the Premises to Tenant free and clear of the occupancy of Sigma or Landed; provided, however, that as between Landlord and the Sigma and Landed, Sigma and Landed shall have no right to lease or otherwise occupy the Premises and Tenant shall be solely responsible for ensuring that Sigma or Landed vacate the Premises.

1.3 Condition of Premises. Except as expressly set forth in this Lease, Landlord shall not be obligated to provide or pay for any improvement, remodeling or refurbishment work or services related to the improvement, remodeling or refurbishment of the Premises (including, without limitation, any modification to the existing improvements or alterations located within the Premises (collectively, the “Existing Improvements”)), and Tenant shall accept the Premises in its “As Is” condition on the Lease Commencement Date. Landlord shall not be obligated to (i) remove or cause Sigma or Landed to remove any of the existing furniture, fixtures, equipment or personal property of Sigma or Landed located within, on, affixed to, or about the Premises (collectively, the “Existing FF&E”), and/or (ii) remove any of the Existing Improvements. Tenant also acknowledges that Landlord has made no representations or warranties regarding the condition of the Premises (including the condition of the Existing FF&E or Existing Improvements) except as specifically set forth in this Lease. Tenant shall have the right, subject to the following provisions of this Section 1.3, to use the Existing FF&E effective from and after the Lease Commencement Date, but only to the extent Sigma and Landed have given, granted, sold, transferred, assigned, conveyed, released, confirmed and/or delivered to Tenant such parties’ rights, title and interest in and to the Existing FF&E (whether currently owned, leased, or licensed by Sigma or Landed). Landlord makes no representation or warranty as to (A) the extent of Sigma’s or Landed’s rights, title and interest in the Existing FF&E, or (B) Sigma’s or Landed’s willingness, ability or right to so give, grant, sell, transfer, assign, convey, release, confirm or deliver to Tenant such rights, title and interest in and to the Existing FF&E. Tenant shall indemnify, defend and hold Landlord and the Landlord Parties (as defined below) harmless from and against any and all Claims (as defined below) arising from or in connection with the use of the Existing FF&E by Tenant, including, without limitation, Tenant’s unauthorized use thereof. In addition, as between Landlord and Tenant, Tenant is taking the Existing FF&E “AS IS AND WITH ALL FAULTS” and without warranty of any kind, express or implied, including without limitation, warranty of title, warranty of merchantability or warranty of fitness for a particular purpose, or any warranty concerning the condition or operability of the Existing FF&E or its present or future suitability for Tenant’s or any future assignee’s or user’s purposes. Tenant shall, at its cost: (1) maintain, operate, use and repair the Existing FF&E in compliance with all Applicable Laws; (2) obtain and maintain property insurance with respect to the Existing FF&E, as more particularly described in Section 10.3 below; and (3) upon the expiration or earlier termination of this Lease, remove any Existing FF&E located in the Premises from the Premises pursuant to and in accordance with the provisions of Section 15.2 below.

1.4 Rentable Area. The number of rentable square feet for the Premises are approximately as set forth in Section 6 of the Summary. For purposes hereof, the number of “rentable” square feet of the Premises and the Building shall be calculated by Landlord pursuant to the Standard Method for Measuring Floor Area in Office Buildings, ANSI Z65.1-1996, as modified for the Building pursuant to Landlord’s standard rentable area measurements for the Building, to include, among other calculations, a portion of the common areas and service areas of the Building. The number of rentable square feet of the Premises and the Building are subject to verification from time to time by Landlord’s planner/designer and such verification shall be made in accordance with the provisions of this Section 1.4. Tenant’s architect may consult with Landlord’s planner/designer regarding such verification, except to the extent it relates to the number of rentable square feet of the Building; provided, however, the determination of Landlord’s planner/designer shall be conclusive and binding upon the parties. In the event that Landlord’s planner/designer determines that the number of rentable square feet shall be different from that set forth in this Lease, all amounts, percentages and figures appearing or referred to in this Lease based upon such incorrect number of rentable square feet amount (including, without limitation, the amount of the Base Rent and Tenant’s Share) shall be modified in accordance with such determination. If such determination is made, it will be confirmed in writing by Landlord to Tenant.

ARTICLE 2

LEASE TERM

2.1 Lease Term. The terms and provisions of this Lease shall be effective as of the date of this Lease except for the provisions of this Lease relating to the payment of Rent. The term of this Lease (the “Lease Term”) shall be as set forth in Section 7.1 of the Summary and shall commence on the date (the “Lease Commencement Date”) set forth in Section 7.2 of the Summary, and shall terminate on the date (the “Lease Expiration Date”) set forth in Section 7.3 of the Summary, unless this Lease is sooner terminated as hereinafter provided. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Lease Term, provided that the last Lease Year shall end on the Lease Expiration Date.

2.2 Occupancy of Premises Prior to Lease Commencement Date. During the period from and after the date of execution of this Lease until the Lease Commencement Date occurs, Tenant shall continue to have the right to occupy the Premises under, and Tenant’s rights and obligations with respect to the Premises shall be governed by, the terms and provisions of the Existing Lease, the Sublease and the Sub-Sublease, as modified by Section 1.2 above, and any other express provisions of this Lease.

ARTICLE 3

BASE RENT

3.1 Base Rent. Tenant shall pay, without notice or demand, to Landlord or Landlord’s agent at the address set forth in Section 3.2 of the Summary, or at such other place as Landlord may from time to time designate in writing, in currency or a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent (“Base Rent”) as set forth in Section 8 of the Summary, payable in equal monthly installments as set forth in Section 8 of the Summary in advance on or before the first day of each and every month during the Lease Term, without any setoff or deduction whatsoever. The Base Rent for the third (3rd) full month of the Lease Term shall be paid at the time of Tenant’s execution of this Lease. If any rental payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any rental payment is for a period which is shorter than one month, then the rental for any such fractional month shall be a proportionate amount of a full calendar month’s rental based on the proportion that the number of days in such fractional month bears to the number of days in the calendar month during which such fractional month occurs. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.

3.2 Abatement of Base Rent. Notwithstanding Section 3.1 above to the contrary, and provided that Tenant faithfully performs all of the terms and conditions of this Lease and is not in default under this Lease beyond the expiration of all applicable notice and cure periods, Landlord hereby agrees to abate Tenant’s obligation to pay [***] of Base Rent otherwise payable by Tenant to Landlord for the Premises (the “Abated Base Rent”) during [***] (the “Abatement Period”). During the Abatement Period, Tenant shall remain responsible for the payment of all of its other monetary obligations under this Lease. In the event of a default by Tenant under the terms of this Lease beyond the expiration of any applicable notice and cure periods that results in the early termination of this Lease during the Lease Term pursuant to the provisions of Article 19 below, then as a part of the recovery set forth in Article 19 below, Landlord shall be entitled to recover the Abated Base Rent.

ARTICLE 4

ADDITIONAL RENT

4.1 Additional Rent. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay as additional rent “Tenant’s Share” of the annual “Direct Expenses,” as those terms are defined in Sections 4.2.8 and 4.2.3 of this Lease, respectively, which are in excess of the amount of Direct Expenses applicable to the “Base Year,” as that term is defined in Section 4.2.1 of this Lease. Such additional rent, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease (including, without limitation, pursuant to Article 6), shall be hereinafter collectively referred to as the “Additional Rent.” The Base Rent and Additional Rent are herein collectively referred to as the “Rent.” All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner, time and place as the Base Rent. Without limitation on other obligations of Tenant which shall survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.

4.2 Definitions. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1 ”Base Year” shall mean the year set forth in Section 9.1 of the Summary.

4.2.2 ”Calendar Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires.

4.2.3 ”Direct Expenses” shall mean “Operating Expenses” and “Tax Expenses.”

4.2.4 ”Expense Year” shall mean each Calendar Year.

4.2.5 ”Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord shall pay during any Expense Year because of or in connection with the ownership, management, maintenance, repair, replacement, restoration or operation of the Building and Real Property, including, without limitation, any amounts paid for: (i) the cost of supplying all utilities, the cost of operating, maintaining, repairing, renovating and managing the utility systems, mechanical systems, sanitary and storm drainage systems, any elevator systems and all other “Systems and Equipment” (as defined in Section 4.2.6 of this Lease), and the cost of supplies and equipment and maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections, and the cost of contesting the validity or applicability of any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with implementation and operation of any transportation system management program or similar program; (iii) the cost of insurance (including deductibles) carried by Landlord, in such amounts as Landlord may reasonably determine or as may be required by any mortgagees of any mortgage or the lessor of any underlying or ground lease affecting the Real Property and/or the Building; (iv) the cost of landscaping, relamping, supplies, tools, equipment and materials, and all fees, charges and other costs (including consulting fees, legal fees and accounting fees) incurred in connection with the management, operation, repair and maintenance of the Building and Real Property; (v) any equipment rental agreements or management agreements (including the cost of any management fee and the fair rental value of any office space provided thereunder); (vi) wages, salaries and other compensation and benefits of all persons engaged in the operation, management, maintenance or security of the Building and Real Property, and employer’s Social Security taxes, unemployment taxes or insurance, and any other taxes which may be levied on such wages, salaries, compensation and benefits; (vii) payments under any easement, license, operating agreement, declaration, restrictive covenant, underlying or ground lease (excluding rent), or instrument pertaining to the sharing of costs by the Building or Real Property; (viii) the cost of janitorial service, alarm and security service, if any, window cleaning, trash removal, replacement of wall and floor coverings, ceiling tiles and fixtures in lobbies, corridors, restrooms and other common or public areas or facilities, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (ix) amortization (including interest on the unamortized cost) of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Building and Real Property; and (x) the cost of any capital improvements or other costs (I) which are intended as a labor-saving device or to effect other economies in the operation or maintenance of the Building and Real Property, (II) made to the Building or Real Property after the Lease Commencement Date that are required under any Applicable Laws (as defined below), or (III) which are Conservation Costs (as defined below) and/or which are reasonably determined by Landlord to be in the best interests of the Building and/or the Real Property; provided, however, that if any such cost described in (I), (II) or (III) above, is a capital expenditure, such cost shall be amortized (including interest on the unamortized cost) over its useful life as Landlord shall reasonably determine; and (xi) the costs and expenses of complying with, or participating in, conservation, recycling, sustainability, energy efficiency, waste reduction nor other programs or practices implemented or enacted from time to time at the Building and/or Real Property, including, without limitation, in connection with any LEED (Leadership in Energy and Environmental Design) rating or compliance system or program, including that currently coordinated through the U.S. Green Building Council or Energy Star rating and/or compliance system or program (collectively, “Conservation Costs”). If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If the Building is not ninety-five percent (95%) occupied during all or a portion of any Expense Year, including the Base Year (including, without limitation, if any portions of the buildings are unleased or are leased, but are not then being used by a tenant in the ordinary course of its business), Landlord shall make an appropriate adjustment to the variable components of Operating Expenses for such year or applicable portion thereof, employing sound accounting and management principles, to determine the amount of Operating Expenses that would have been paid had the Building been ninety-five percent (95%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year, or applicable portion thereof. For purposes hereof, cost savings in components of Operating Expenses arising by reason of the cessation of use by tenants at the Building due to Casualty (as that term is defined in Section 11.1 below), Force Majeure (as that term is defined in Section 23.17 below), or other extraordinary circumstances are considered variable Operating Expenses that may be grossed up in Operating Expenses. Landlord shall have the right, from time to time, to equitably allocate some or all of the Operating Expenses among different tenants of the Building (the “Cost Pools”). Such Cost Pools may include, without limitation, the office space tenants and retail space tenants of the Building. If Direct Expenses for the Base Year include amortized costs, or costs (including, but not limited to, costs of insurance, personnel, and increased or new services) relating to extraordinary circumstances, including, but not limited to, boycotts and strikes, and utility rate increases due to extraordinary circumstances including, but not limited to, Casualty, Force Majeure, conservation surcharges, boycotts, embargoes or other shortages, then at such time as such costs are no longer applicable, the increased Operating Expenses attributable thereto shall be excluded from the Operating Expenses for the Base Year.

Notwithstanding the foregoing, Operating Expenses shall not, however, include: (A) costs of leasing commissions, attorneys’ fees and other costs and expenses incurred in connection with negotiations or disputes with present or prospective tenants or other occupants of the Building; (B) costs (including permit, license and inspection costs) incurred in renovating or otherwise improving, decorating or redecorating rentable space for other tenants or vacant rentable space; (C) costs incurred due to the violation by Landlord of the terms and conditions of any lease of space in the Building; and (D) except as otherwise specifically provided in this Section 4.2.5, costs of interest on debt or amortization on any mortgages, and rent payable under any ground lease of the Real Property.

4.2.6 ”Systems and Equipment” shall mean any plant, machinery, transformers, duct work, cable, wires, and other equipment, facilities, and systems designed to supply heat, ventilation, air conditioning and humidity or any other services or utilities, or comprising or serving as any component or portion of the electrical, gas, steam, plumbing, sprinkler, communications, alarm, security, or fire/life safety systems or equipment, or any other mechanical, electrical, electronic, computer or other systems or equipment which serve the Building in whole or in part.

4.2.7 ”Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, assessments, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit assessments, fees and taxes, child care subsidies, fees and/or assessments, job training subsidies, fees and/or assessments, open space fees and/or assessments, housing subsidies and/or housing fund fees or assessments, public art fees and/or assessments, leasehold taxes or taxes based upon the receipt of rent, [but excluding gross receipts or sales taxes applicable to the receipt of rent which shall be paid by Tenant directly pursuant to Section 4.4 below], personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Real Property), which Landlord shall pay during any Expense Year because of or in connection with the ownership, leasing and operation of the Real Property or Landlord’s interest therein. For purposes of this Lease, Tax Expenses shall be calculated as if the tenant improvements in the Building were fully constructed and the Real Property, the Building, and all tenant improvements in the Building were fully assessed for real estate tax purposes.

4.2.7.1 Tax Expenses shall include, without limitation:

(i) Except to the extent paid directly by Tenant pursuant to Section 4.4 below, any tax on Landlord’s rent, right to rent or other income from the Real Property or as against Landlord’s business of leasing any of the Real Property;

(ii) Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants. It is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies, and charges and all similar assessments, taxes, fees, levies and charges be included within the definition of Tax Expenses for purposes of this Lease;

(iii) Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the rent payable hereunder, including, without limitation, any gross income tax upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof;

(iv) Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises; and

(v) Any reasonable expenses incurred by Landlord in attempting to protest, reduce or minimize Tax Expenses.

4.2.7.2 In no event shall Tax Expenses for any Expense Year be less than the component of Tax Expenses comprising a portion of the Base Year.

4.2.7.3 Notwithstanding anything to the contrary contained in this Section 4.2.7, there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state net income taxes, and other taxes to the extent applicable to Landlord’s net income (as opposed to rents, receipts or income attributable to operations at the Building or Real Property), (ii) any items included as Operating Expenses, and (iii) any items paid by Tenant under Section 4.4 of this Lease.

4.2.8 ”Tenant’s Share” shall mean the percentage set forth in Section 9.2 of the Summary. Tenant’s Share was calculated by dividing the number of rentable square feet of the Premises by the total rentable square feet in the Building. In the event either the rentable square feet of the Premises and/or the total rentable square feet of the Building is changed, Tenant’s Share shall be appropriately adjusted, and, as to the Expense Year in which such change occurs, Tenant’s Share for such year shall be determined on the basis of the number of days during such Expense Year that each such Tenant’s Share was in effect.

4.3 Calculation and Payment of Additional Rent.

4.3.1 Calculation of Excess. If for any Expense Year ending or commencing within the Lease Term, Tenant’s Share of Direct Expenses for such Expense Year exceeds Tenant’s Share of Direct Expenses for the Base Year, then Tenant shall pay to Landlord, in the manner set forth in Section 4.3.2, below, and as Additional Rent, an amount equal to such excess (the “Excess”).

4.3.2 Statement of Actual Direct Expenses and Payment by Tenant. Landlord shall endeavor to give to Tenant on or before the first day of June following the end of each Expense Year, a statement (the “Statement”) which shall state the Direct Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount, if any, of any Excess. Upon receipt of the Statement for each Expense Year ending during the Lease Term, if an Excess is present, Tenant shall pay, with its next installment of Base Rent due, the full amount of the Excess for such Expense Year, less the amounts, if any, paid during such Expense Year as “Estimated Excess,” as that term is defined in Section 4.3.3 below. If the Statement reflects that the amount of Estimated Excess paid by Tenant to Landlord for such Expense Year is greater than the actual amount of the Excess for such Expense Year, then Landlord shall, at Landlord’s option, either (i) remit such overpayment to Tenant within thirty (30) days after such applicable Statement is delivered to Tenant, or (ii) credit such overpayment toward the additional Rent next due and payable to Tenant under this Lease. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of the Direct Expenses for the Expense Year in which this Lease terminates, if an Excess is present, Tenant shall immediately pay to Landlord an amount as calculated pursuant to the provisions of Section 4.3.1 of this Lease. The provisions of this Section 4.3.2 shall survive the expiration or earlier termination of the Lease Term.

4.3.3 Statement of Estimated Direct Expenses. In addition, Landlord shall endeavor to give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated Excess (the “Estimated Excess”) as calculated by comparing Tenant’s Share of Direct Expenses, which shall be based upon the Estimate, to Tenant’s Share of Direct Expenses for the Base Year. The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Excess under this Article 4. If pursuant to the Estimate Statement an Estimated Excess is calculated for the then-current Expense Year, Tenant shall pay, with its next installment of Base Rent due, a fraction of the Estimated Excess for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.3.3). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year to the month of such payment, both months inclusive, and shall have twelve (12) as its denominator. Until a new Estimate Statement is furnished, Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant.

4.4 Taxes and Other Charges for Which Tenant Is Directly Responsible. Tenant shall reimburse Landlord upon demand for any and all taxes or assessments required to be paid by Landlord (except to the extent included in Tax Expenses by Landlord), excluding state, local and federal personal or corporate income taxes measured by the net income of Landlord from all sources and estate and inheritance taxes, whether or not now customary or within the contemplation of the parties hereto, when:

4.4.1 Said taxes are measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises, or by the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, to the extent the cost or value of such leasehold improvements exceeds the cost or value of a building standard build-out as determined by Landlord regardless of whether title to such improvements shall be vested in Tenant or Landlord;

4.4.2 Said taxes are assessed upon or with respect to the possession, leasing (including any gross receipts or sales taxes applicable to the receipt of rent), operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Real Property; or

4.4.3 Said taxes are assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

With respect to any of the taxes described above, Landlord may charge Tenant the estimated amount of taxes and other charges for which Tenant is directly responsible pursuant to this Section 4.4 on a monthly basis, provided that Landlord shall reconcile the amount actually paid by Tenant with the amount that Tenant should have paid, as part of Landlord’s Statement following the end of each Expense Year.

4.5 Late Charges. If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee within five (5) days after the due date therefor, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the amount due plus any attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder, at law and/or in equity and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid by the date they are due shall thereafter bear interest until paid at a rate (the “Interest Rate”) equal to the lesser of (i) the “Prime Rate” or “Reference Rate” announced from time to time by the Bank of America (or such reasonable comparable national banking institution as selected by Landlord in the event Bank of America ceases to exist or publish a Prime Rate or Reference Rate), plus four percent (4%), or (ii) the highest rate permitted by Applicable Laws.

ARTICLE 5

USE OF PREMISES

Tenant shall use the Premises solely for general office purposes consistent with the character of the Building as a first-class office building, and Tenant shall not use or permit the Premises to be used for any other purpose or purposes whatsoever. Tenant further covenants and agrees that it shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of Exhibit B, attached hereto, or in violation of Applicable Laws or for any improper, immoral or objectionable purpose. Tenant shall comply with all recorded covenants, conditions, and restrictions, and the provisions of all ground or underlying leases, now or hereafter affecting the Real Property and Applicable Laws pertaining to Tenant’s use of the Premises, whether or not Tenant’s compliance will necessitate expenditures or interfere with its use and enjoyment of the Premises, including ceasing or reducing Tenant’s business operations in or Tenant’s use of, the Premises. Tenant shall not use or allow another person or entity to use any part of the Premises for the storage, use, treatment, manufacture or sale of “Hazardous Material,” as that term is defined below. As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the state in which the Building is located or the United States Government.

ARTICLE 6

SERVICES AND UTILITIES

6.1 Standard Tenant Services. Landlord shall provide the following services on all days during the Lease Term, unless otherwise stated below.

6.1.1 Subject to reasonable changes implemented by Landlord and to all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating and air conditioning when necessary for normal comfort for normal office use in the Premises, from Monday through Friday, during the period from 8:00 a.m. to 6:00 p.m., except for the date of observation of New Year’s Day, Presidents’ Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and other locally or nationally recognized holidays (collectively, the “Holidays”).

6.1.2 Landlord shall provide adequate electrical wiring and facilities and power for normal general office use as determined by Landlord. Tenant shall bear the cost of replacement of lamps, starters and ballasts for lighting fixtures within the Premises.

6.1.3 Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes.

6.1.4 Landlord shall provide janitorial services five (5) days per week, except the date of observation of the Holidays, in and about the Premises and window washing services in a manner consistent with other comparable buildings in the vicinity of the Building.

6.1.5 Landlord shall provide nonexclusive automatic passenger elevator service at all times.

6.2 Overstandard Tenant Use. Tenant shall not, without Landlord’s prior written consent, use heat generating machines, machines other than normal fractional horsepower office machines, or equipment or lighting other than Building standard lights in the Premises, which may affect the temperature otherwise maintained by the air conditioning system or increase the need for water normally furnished for the Premises by Landlord pursuant to the terms of Section 6.1 of this Lease. If such consent is given, Landlord shall have the right to install supplementary air conditioning systems or equipment in the Premises, including supplementary or additional metering devices, and the cost thereof, including the cost of installation, operation and maintenance, increased wear and tear on existing equipment and other similar charges, shall be paid by Tenant to Landlord upon billing by Landlord. If Tenant uses water or heat or air conditioning in excess of that supplied by Landlord pursuant to Section 6.1 of this Lease, or if Tenant’s consumption of electricity shall exceed two (2) watts connected load per usable square foot of the Premises, calculated on an annualized basis for the hours described in Section 6.1.1 above, Tenant shall pay to Landlord, within ten (10) days after billing and as additional rent, the cost of such excess consumption, the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, and the cost of the increased wear and tear on existing equipment caused by such excess consumption; and Landlord may install devices to separately meter any increased use and in such event Tenant shall pay, as additional rent, the increased cost directly to Landlord, within ten (10) days after demand, including the cost of such additional metering devices. If Tenant desires to use heat, ventilation or air conditioning during hours other than those for which Landlord is obligated to supply such utilities pursuant to the terms of Section 6.1 of this Lease, (i) Tenant shall give Landlord such prior notice, as Landlord shall from time to time establish as appropriate, of Tenant’s desired use, (ii) Landlord shall supply such utilities to Tenant at such hourly cost to Tenant as Landlord shall from time to time establish, and (iii) Tenant shall pay such cost to Landlord within ten (10) days after billing, as additional rent.

6.3 Separate Metering. Notwithstanding the foregoing provisions of this Section 6 to the contrary, Landlord shall have the right to cause some or all of the electricity, water and/or other utilities to be separately metered for the Premises, and Tenant shall pay for the cost of all such utilities so separately metered, or which are billed directly to Tenant, within ten (10) days after invoice, in which event Operating Expenses for the Base Year and each Expense Year shall be equitably reduced to exclude all such utilities provided to Tenant and other tenants in the Building.

6.4 Interruption of Use. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services and including those resulting from repairs, replacements, or improvements, from any strike, lockout or other labor trouble, from any accident or Casualty whatsoever, from act or default of Tenant or other parties, or from any other cause beyond Landlord’s reasonable control), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building after reasonable effort to do so, by any accident or Casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord’s reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent (except as otherwise provided in Section 6.6 below) or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.

6.5 Additional Services. Landlord shall also have the exclusive right, but not the obligation, to provide any additional services which may be required by Tenant, including, without limitation, locksmithing, lamp replacement, additional janitorial service, and additional repairs and maintenance, provided that Tenant shall pay to Landlord upon billing, the sum of all costs to Landlord of such additional services plus an administration fee, not to exceed five percent (5%) of the total cost of any such services. Charges for any utilities or service for which Tenant is required to pay from time to time hereunder, shall be deemed Additional Rent hereunder and shall be billed on a monthly basis.

6.6 Abatement of Rent When Tenant Is Prevented From Using Premises. If Tenant is prevented from using, and does not use, the Premises or any portion thereof, as a result of any failure by Landlord to (i) provide to the Premises any of the essential utilities and services required to be provided in Sections 6.1.1, 6.1.2 or 6.1.3 above, but only to the extent such failure is caused by Landlord’s or its agents’ or representatives’ negligence or willful misconduct, (ii) perform any repairs required to be performed by Landlord under this Lease (including, without limitation, pursuant to Section 7.2 below) within ten (10) days after Landlord has received notice from Tenant of the need for such repairs (or such longer period of time as is reasonably required for such repair work if Landlord commences such repair work within such 10-day period and thereafter diligently prosecutes same to completion), or (iii) provide access to the Premises (including, without limitation, as a result of any entry undertaken by Landlord pursuant to Article 22 below) (each, an “Abatement Event”), then Tenant shall give Landlord notice of any such Abatement Event. If such Abatement Event continues for three (3) consecutive business days after Landlord’s receipt of any such notice from Tenant (the “Eligibility Period”), then Tenant’s obligation to pay Base Rent and Tenant’s Share of increases in Direct Expenses shall be abated or reduced, as the case may be, from and after the first (1st) day following the Eligibility Period and continuing during such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable square feet of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable square feet of the Premises. To the extent Tenant shall be entitled to abatement of rent because of a damage or destruction pursuant to Article 11 below, or a taking pursuant to Article 12 below, then the Eligibility Period shall not be applicable.

ARTICLE 7

REPAIRS

7.1 Tenant’s Repairs. Subject to Landlord’s repair obligations in Sections 7.2 and 11.1 below, Tenant shall, at Tenant’s own expense, keep the Premises, including all improvements, fixtures and furnishings therein, in good order, repair and condition at all times during the Lease Term, which repair obligations shall include, without limitation, the obligation to promptly and adequately repair all damage to the Premises and replace or repair all damaged or broken fixtures and appurtenances; provided however, that, at Landlord’s option, or if Tenant fails to make such repairs, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, including a percentage of the cost thereof (not to exceed five percent (5%)) sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such repairs and replacements forthwith upon being billed for same.

7.2 Landlord’s Repairs. Anything contained in Section 7.1 above to the contrary notwithstanding, and subject to Articles 11 and 12 of this Lease, Landlord shall repair and maintain the Base Building (as defined below); provided, however, to the extent such maintenance and repairs are caused in part or in whole by the act, neglect, fault of or omission of any duty by Tenant, its agents, servants, employees or invitees, Tenant shall pay to Landlord as Additional Rent, the reasonable cost of such maintenance and repairs. As used in this Lease, the “Base Building” shall mean the structural portions of the Building, and the public restrooms, elevators, exit stairwells and the Systems and Equipment located in the internal core of the Building (including the basic plumbing, heating, ventilating, air conditioning and electrical systems servicing the Building). Except as provided in Section 6.6 above, Landlord shall not be liable for any failure to make any such repairs, or to perform any maintenance. Except as provided in Section 6.6 above, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Building or the Premises or in or to fixtures, appurtenances and equipment therein. Tenant hereby waives and releases its right to make repairs at Landlord’s expense under Sections 1941 and 1942 of the California Civil Code; or under any similar law, statute, or ordinance now or hereafter in effect.

ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1 Landlord’s Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than fifteen (15) days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord; provided, however, Landlord may withhold its consent in its sole and absolute discretion with respect to any Alterations which may affect the structural components of the Building or the Systems and Equipment or which can be seen from outside the Premises (collectively, the “Restricted Alterations”). Notwithstanding the foregoing to the contrary, Tenant may make non-structural alterations, additions or improvements to the interior of the Premises (collectively, the “Acceptable Changes”) without Landlord’s consent, provided that (i) Tenant delivers to Landlord written notice of such Acceptable Changes at least ten (10) business days prior to the commencement thereof, (ii) the cost of such Acceptable Changes do not exceed $50,000.00 in any consecutive twelve (12) month period, (iii) such Acceptable Changes shall be performed by or on behalf of Tenant in compliance with the other provisions of this Article 8, (iv) such Acceptable Changes do not require the issuance of a building permit or other governmental approval, (v) such Acceptable Changes are not Restricted Alterations, and (vi) such Acceptable Changes shall be performed by qualified contractors and subcontractors which normally and regularly perform similar work in the Comparable Buildings. Tenant shall pay for all overhead, general conditions, fees and other costs and expenses of the Alterations, shall pay to Landlord a Landlord supervision fee of five percent (5%) of the cost of the Alterations when applicable, and shall reimburse Landlord for the out-of-pocket costs Landlord incurs in connection with the Alterations, including, without limitation, the fees and costs of third party consultants Landlord retains to review the plans, specifications and working drawings for the Alterations.

8.2 Manner of Construction. Landlord may impose, as a condition of its consent to all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors, materials, mechanics and materialmen approved by Landlord; provided, however, Landlord may impose such requirements as Landlord may determine, in its sole and absolute discretion, with respect to any work affecting the structural components of the Building or Systems and Equipment (including designating specific contractors to perform such work). Tenant shall construct such Alterations and perform such repairs in compliance with any and all applicable rules and regulations of any federal, state, county or municipal code or ordinance and pursuant to a valid building permit, issued by the city in which the Building is located, and in conformance with Landlord’s construction rules and regulations. Landlord’s approval of the plans, specifications and working drawings for Tenant’s Alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all Applicable Laws. All work with respect to any Alterations must be done in a good and workmanlike manner and diligently prosecuted to completion to the end that the Premises shall at all times be a complete unit except during the period of work. In performing the work of any such Alterations, Tenant shall have the work performed in such manner as not to obstruct access to the Building or the common areas for any other tenant of the Building, and as not to obstruct the business of Landlord or other tenants in the Building, or interfere with the labor force working in the Building. If Tenant makes any Alterations, Tenant agrees to carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee. Upon completion of any Alterations, Tenant shall (i) cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, (ii) deliver to the Building management office a reproducible copy of the “as built” drawings of the Alterations, and (iii) deliver to Landlord evidence of payment, contractors’ affidavits and full and final waivers of all liens for labor, services or materials.

8.3 Landlord’s Property. All Alterations, improvements and/or fixtures (except for Tenant’s trade fixtures) which may be installed or placed in or about the Premises, and all signs installed in, on or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord. Furthermore, Landlord may require that Tenant remove any improvement or Alteration upon the expiration or early termination of the Lease Term, and repair any damage to the Premises and Building caused by such removal. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations, Landlord may do so and, if Landlord does so, Tenant shall pay to Landlord an administrative fee of five percent (5%) of the cost Landlord incurs in connection with such removal and/or repair and Tenant shall reimburse Landlord for the costs Landlord incurs in connection therewith.

ARTICLE 9

COVENANT AGAINST LIENS

Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon the Real Property, Building or Premises, and any and all liens and encumbrances created by Tenant shall attach to Tenant’s interest only. Landlord shall have the right at all times to post and keep posted on the Premises any notice which it deems necessary for protection from such liens. Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen or others to be placed against the Real Property, the Building or the Premises with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Tenant or the Premises, and, in case of any such lien attaching or notice of any lien, Tenant covenants and agrees to cause it to be immediately released and removed of record. Notwithstanding anything to the contrary set forth in this Lease, if any such lien is not released and removed on or before the date notice of such lien is delivered by Landlord to Tenant, Landlord, at its sole option, may immediately take all action necessary to release and remove such lien, without any duty to investigate the validity thereof, and all sums, costs and expenses, including reasonable attorneys’ fees and costs, incurred by Landlord in connection with such lien shall be deemed Additional Rent under this Lease and shall immediately be due and payable by Tenant.

ARTICLE 10

INDEMNIFICATION AND INSURANCE

10.1 Indemnification and Waiver. Tenant hereby assumes all risk of damage to property and injury to persons, in, on, or about the Premises from any cause whatsoever (including Casualty) and agrees that Landlord, and its partners and subpartners, and their respective officers, agents, property managers, servants, employees, and independent contractors (collectively, “Landlord Parties”) shall not be liable for, and are hereby released from any responsibility for, any damage to property or injury to persons or resulting from the loss of use thereof, which damage or injury is sustained by Tenant or by other persons claiming through Tenant. Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all losses, costs, damages, expenses and liabilities, including without limitation court costs and reasonable attorneys’ fees (collectively, “Claims”) incurred in connection with or arising from any cause in, on or about the Premises (including, without limitation, Tenant’s installation, placement and removal of Alterations, improvements, fixtures and/or equipment in, on or about the Premises), and any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, licensees or invitees of Tenant or any such person, in, on or about the Premises, Building and Real Property. Notwithstanding the foregoing provisions of this Section 10.1 to the contrary: (i) except for lost profits, loss of business or other consequential damages (collectively, “Consequential Damages”) incurred or suffered by Tenant or Tenant’s contractors, agents, employees, licensees or invitees, the assumption of risk and release by Tenant set forth hereinabove shall not apply to any Claims to the extent resulting from the negligence or willful misconduct of Landlord or the Landlord Parties (collectively, the “Excluded Claims”); and (ii) Tenant’s indemnity of Landlord hereinabove shall not apply to any Excluded Claims. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease.

10.2 Tenant’s Compliance with Landlord’s Fire and Casualty Insurance. Tenant shall, at Tenant’s expense, comply as to the Premises with all insurance company requirements pertaining to the use of the Premises. If Tenant’s conduct or use of the Premises causes any increase in the premium for such insurance policies, then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.3 Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts.

10.3.1 Commercial General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage arising out of Tenant’s operations, assumed liabilities or use of the Premises, including a Broad Form Commercial General Liability endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 above (and with owned and non-owned automobile liability coverage, and liquor liability coverage if alcoholic beverages are served on the Premises) for limits of liability not less than:

Bodily Injury and Property Damage Liability	$3,000,000 each occurrence $3,000,000 annual aggregate

Personal Injury Liability	$3,000,000 each occurrence $3,000,000 annual aggregate 0% Insured’s participation

Such insurance may be obtained through a combination of primary and/or umbrella/excess liability insurance, so long as the primary insurance limits of liability are not less than: (A) Bodily Injury and Property Damage Liability - $1,000,000 each occurrence and $2,000,000 annual aggregate, and (B) Personal Injury Liability - $1,000,000 each occurrence and $2,000,000 annual aggregate. Such insurance shall (i) name Landlord, and any other party it so specifies, as an additional insured; (ii) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant’s obligations under Section 10.1 of this Lease, but only to the extent covered by Commercial General Liability policies.

10.3.2 Physical Damage Insurance covering (i) all furniture, trade fixtures, equipment, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, and (ii) all tenant improvements, alterations and additions to the Premises, including any improvements, alterations or additions installed at Tenant’s request above the ceiling of the Premises or below the floor of the Premises. Such insurance shall be written on a “physical loss or damage” basis under a “special form” policy, for the full replacement cost value new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include a vandalism and malicious mischief endorsement, sprinkler leakage coverage and earthquake sprinkler leakage coverage.

10.3.3 Worker’s Compensation and Employer’s Liability or other similar insurance pursuant to all applicable state and local statutes and regulations except to the extent otherwise expressly provided in the Workers’ Compensation Acknowledgement and Indemnification executed concurrently herewith by Tenant in the form attached hereto as Exhibit D.

10.3.4 Loss-of-income, business interruption and extra-expense insurance in an amount equal to the Base Rent and Tenant’s Share of Direct Expenses payable by Tenant under this Lease for the lesser of (i) the following nine (9) month period, or (ii) the remainder of the Lease Term.

10.3.5 Tenant shall carry comprehensive automobile liability insurance having a combined single limit of not less than One Million Dollars ($1,000,000.00) per occurrence and insuring Tenant against liability for claims arising out of ownership, maintenance or use of any owned, hired or non-owned automobiles. Such insurance may be obtained through a combination of primary and/or umbrella/excess liability insurance, so long as the primary insurance limits of liability are not less than $1,000,000.

10.4 Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) be issued by an insurance company having a rating of not less than A X in Best’s Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the state in which the Building is located; (ii) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (iii) to the extent obtainable, provide that said insurance shall not be canceled or coverage changed unless thirty (30) days’ prior written notice shall have been given to Landlord and any mortgagee or ground or underlying lessor of Landlord; (iv) contain a cross-liability endorsement or severability of interest clause acceptable to Landlord; and (v) with respect to the insurance required in Sections 10.3.1 and 10.3.2 above, have deductible amounts not exceeding Five Thousand Dollars ($5,000.00). Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the Lease Commencement Date and at least thirty (30) days before the expiration dates thereof. If Tenant shall fail to procure such insurance, or to deliver such policies or certificate, within such time periods, Landlord may, at its option, in addition to all of its other rights and remedies under this Lease, and without regard to any notice and cure periods set forth in Section 19.1, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Rent within ten (10) days after delivery of bills therefor.

10.5 Subrogation. Landlord and Tenant agree to have their respective insurance companies issuing property damage insurance waive any rights of subrogation that such companies may have against Landlord or Tenant, as the case may be. Landlord and Tenant hereby waive any right that either may have against the other on account of any loss or damage to their respective property to the extent such loss or damage is insurable under policies of insurance for fire and all risk coverage, theft, public liability, or other similar insurance.

10.6 Additional Insurance Obligations. At any time after the expiration of the initial Lease Term, Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10, and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein.

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1 Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty (“Casualty”). If the Premises or any common areas of the Building serving or providing access to the Premises shall be damaged by fire or other Casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore the Base, Shell, and Core of the Premises and such common areas. Such restoration shall be to substantially the same condition of the Base, Shell, and Core of the Premises and common areas prior to the Casualty, except for modifications required by zoning and building codes and other Applicable Laws or by the holder of a mortgage on the Building, or the lessor of a ground or underlying lease with respect to the Real Property and/or the Building, or any other modifications to the common areas deemed desirable by Landlord, provided access to the Premises and any common restrooms serving the Premises shall not be materially impaired. Notwithstanding any other provision of this Lease, upon the occurrence of any damage to the Premises, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to

Tenant under Tenant’s insurance required under Section 10.3.2(ii) of this Lease, and Landlord shall repair any injury or damage to the tenant improvements and alterations installed in the Premises and shall return such tenant improvements and alterations to their original condition; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as assigned by Tenant, the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s repair of the damage. In connection with such repairs and replacements, Tenant shall, prior to the commencement of construction, submit to Landlord, for Landlord’s review and approval, all plans, specifications and working drawings relating thereto, and Landlord shall select the contractors to perform such improvement work. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other Casualty shall have damaged the Premises or common areas necessary to Tenant’s occupancy, and if such damage is not the result of the negligence or willful misconduct of Tenant or Tenant’s employees, contractors, licensees, or invitees, Landlord shall allow Tenant a proportionate abatement of Base Rent and Tenant’s Share of Direct Expenses to the extent Landlord is reimbursed from the proceeds of rental interruption insurance purchased by Landlord as part of Operating Expenses, during the time and to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease, and not occupied by Tenant as a result thereof. Notwithstanding any contrary provision of this Article 11, the parties hereby agree as follows: (i) the closure of the Real Property, the Building, the common areas, or any part thereof to protect public health shall not constitute a Casualty for purposes of this Lease; (ii) Casualty covered by this Article 11 shall require that the physical or structural integrity of the Premises, the Real Property, the Building, or the common areas is degraded as a direct result of such occurrence; and (iii) a Casualty under this Article 11 shall not be deemed to occur merely because Tenant is unable to productively use the Premises in the event that the physical and structural integrity of the Premises is undamaged.

11.2 Landlord’s Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises and/or Building and instead terminate this Lease by notifying Tenant in writing of such termination within sixty (60) days after the date Landlord becomes aware of such damage, such notice to include a termination date giving Tenant ninety (90) days to vacate the Premises, but Landlord may so elect only if the Building shall be damaged by Casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) repairs cannot reasonably be substantially completed within one hundred twenty (120) days after the date of such damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building or ground or underlying lessor with respect to the Real Property and/or the Building shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground or underlying lease, as the case may be; or (iii) the damage is not fully covered, except for deductible amounts, by Landlord’s insurance policies. In addition, if the Premises or the Building is destroyed or damaged to any substantial extent during the last twelve (12) months of the Lease Term, then notwithstanding anything contained in this Article 11, Landlord shall have the option to terminate this Lease by giving written notice to Tenant of the exercise of such option within thirty (30) days after such damage or destruction, in which event this Lease shall cease and terminate as of the date of such notice. Upon any such termination of this Lease pursuant to this Section 11.2, Tenant shall pay the Base Rent and Tenant’s Share of increases in Direct Expenses, properly apportioned up to such date that such damage occurred, and both parties hereto shall thereafter be discharged of all further obligations under this Lease, except for those obligations which expressly survive the expiration or earlier termination of the Lease Term.

11.3 Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or any other portion of the Real Property, and any statute or regulation of the state in which the Building is located, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or any other portion of the Real Property.

ARTICLE 12

CONDEMNATION

12.1 Permanent Taking. If the whole or any part of the Premises or Building shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises or Building, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease upon ninety (90) days’ notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking, condemnation, reconfiguration, vacation, deed or other instrument. If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired, Tenant shall have the option to terminate this Lease upon thirty (30) days’ notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking. Landlord shall be entitled to receive the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claim does not diminish the award available to Landlord, its ground lessor with respect to the Real Property or its mortgagee, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination, or the date of such taking, whichever shall first occur. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Base Rent and Tenant’s Share of increases in Direct Expenses shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure. Notwithstanding any contrary provision of this Lease, the following governmental actions shall not constitute a taking or condemnation, either permanent or temporary: (i) an action that requires Tenant’s business or the Building or Real Property to close during the Lease Term; and (ii) an action taken for the purpose of protecting public safety (e.g., to protect against acts of war, the spread of communicable diseases, or an infestation), and no such governmental actions shall entitle Tenant to any compensation from Landlord or any authority, or Rent abatement or any other remedy under this Lease.

12.2 Temporary Taking. Notwithstanding anything to the contrary contained in this Article 12, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and ninety (90) days or less, then this Lease shall not terminate but the Base Rent and Tenant’s Share of increases in Direct Expenses shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

ARTICLE 13

COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1 Transfers. Except as provided in Section 14.7 below, Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment or other such foregoing transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or permit the use of the Premises by any persons other than Tenant and its employees (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant shall desire Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer, the name and address of the proposed Transferee, and a copy of all existing and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, and (v) such other information as Landlord may reasonably require. Except as provided in Section 14.7 below, any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease. Concurrently with Tenant’s delivery of the Transfer Notice to Landlord, Tenant shall pay to Landlord the sum of Seven Hundred Fifty Dollars ($750.00) for the cost of Landlord’s administrative, accounting and clerical time in considering such request for Landlord’s consent. In addition, whether or not Landlord shall grant consent, Tenant shall reimburse Landlord for Landlord’s reasonable legal fees incurred by Landlord within thirty (30) days after written request by Landlord (which legal fees shall not exceed $1,250.00 for the initial draft of the documents required in connection therewith).

14.2 Landlord’s Consent. Landlord shall not unreasonably withhold its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. The parties hereby agree that it shall be reasonable under this Lease and under any Applicable Law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply, without limitation as to other reasonable grounds for withholding consent:

14.2.1 The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building;

14.2.2 The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

14.2.3 The Transferee is either a governmental agency or instrumentality thereof;

14.2.4 The Transfer will result in more than a reasonable and safe number of occupants per floor within the Subject Space;

14.2.5 The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities involved under the Lease on the date consent is requested;

14.2.6 The proposed Transfer would cause Landlord to be in violation of another lease or agreement to which Landlord is a party, or would give an occupant of the Building a right to cancel its lease;

14.2.7 The terms of the proposed Transfer will allow the Transferee to exercise a right of renewal, right of expansion, right of first offer, or other similar right held by Tenant (or will allow the Transferee to occupy space leased by Tenant pursuant to any such right);

14.2.8 The proposed Transferee (i) occupies space in the Building at the time of the request for consent, (ii) is negotiating with Landlord to lease space in the Building at such time, or (iii) has negotiated with Landlord during the twelve (12)-month period immediately preceding the Transfer Notice.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be more favorable to the Transferee than the terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord’s right of recapture, if any, under Section 14.4 of this Lease).

14.3 Transfer Premium. Subject to Section 14.7 below, f Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any “Transfer Premium,” as that term is defined in this Section 14.3, received by Tenant from such Transferee. The Transfer Premium, if any, shall be deemed to be Additional Rent and shall be payable in the same manner, time and place as Base Rent. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in excess of either (a) the Rent and Additional Rent payable by Tenant under this Lease, if all of the Premises is transferred or (b) the Rent and Additional Rent payable by Tenant under this Lease on a per rentable square foot basis, if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any changes, alterations and improvements to the Premises in connection with the Transfer, and (ii) any brokerage commissions in connection with the Transfer (collectively, the “Subleasing Costs”). “Transfer Premium” shall also include, but not be limited to, key money and bonus money paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer.

14.4 Landlord’s Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, except as provided in Section 14.7 below, Landlord shall have the option, by giving written notice to Tenant within thirty (30) days after receipt of any Transfer Notice, to recapture the Subject Space. Such recapture notice shall cancel and terminate this Lease with respect to the Subject Space as of the date stated in the Transfer Notice as the effective date of the proposed Transfer until the last day of the term of the Transfer as set forth in the Transfer Notice. If this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Landlord declines, or fails to elect in a timely manner to recapture the Subject Space under this Section 14.4, then, provided Landlord has consented to the proposed Transfer, Tenant shall be entitled to proceed to transfer the Subject Space to the proposed Transferee, subject to provisions of the last paragraph of Section 14.2 of this Lease.

14.5 Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, and (iv) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from liability under this Lease. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency and Landlord’s costs of such audit.

14.6 Additional Transfers. Except as provided in Section 14.7 below, for purposes of this Lease, the term “Transfer” shall also include (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners, or transfer of twenty-five percent or more of partnership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant, (B) the sale or other transfer of more than an aggregate of fifty percent (50%) of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period (except to the extent permitted pursuant to Section 14.7 below), or (C) the sale, mortgage, hypothecation or pledge of more than an aggregate of fifty percent (50%) of the value of the unencumbered assets of Tenant within a twelve (12) month period.

14.7 Permitted Transfers to Affiliates. Notwithstanding the foregoing provisions of this Article 14 to the contrary, the assignment or subletting by Tenant of all or any portion of this Lease or the Premises to (i) a parent or subsidiary of Tenant, or (ii) any person or entity which controls, is controlled by or under common control with Tenant, or (iii) any entity which purchases all or substantially all of the assets, membership interests and/or stock of Tenant, or (iv) a successor to Tenant or any of the foregoing entities by purchase, merger, consolidation or reorganization (all such persons or entities described in clauses (i) through (iv) hereinabove being sometimes hereinafter referred to as “Affiliates”), or the consummation of any such purchase, merger, consolidation or reorganization, shall not be deemed a Transfer under this Article 14, and thus shall not be subject to the requirement of obtaining Landlord’s consent thereto in Section 14.2 above or Landlord’s right to receive any Transfer Premium pursuant to Section 14.3 above or Landlord’s recapture right pursuant to Section 14.4 below, provided that:

14.7.1 any such Affiliate was not formed, and such transaction was not entered into, as a subterfuge to (i) avoid the obligations of this Article 14, or (ii) adversely affect the ability of Tenant to satisfy its obligations under this Lease;

14.7.2 Tenant gives Landlord at least ten (10) business days’ prior notice of any such assignment or sublease (as the case may be) to an Affiliate;

14.7.3 the successor of Tenant has as of the effective date of any such assignment or sublease a tangible net worth, in the aggregate, computed in accordance with generally accepted accounting principles (but excluding goodwill as an asset), which is sufficient to meet the obligations of Tenant under this Lease (taking into account Tenant’s continuing liability for all obligations to be performed by Tenant under the Lease);

14.7.4 any such assignment or sublease shall be subject and subordinate to all of the terms and provisions of this Lease, and such assignee or sublessee shall assume, in a written document reasonably satisfactory to Landlord and delivered to Landlord upon or prior to the effective date of such assignment or sublease, all the obligations of Tenant under this Lease with respect to the Subject Space which is the subject of such Transfer (other than the amount of Base Rent and Tenant’s Share of Operating Expenses and Tax Expenses payable by Tenant with respect to a sublease); and

14.7.5 Tenant shall remain fully liable for all obligations to be performed by Tenant under this Lease.

14.7.6 ”Control”, as used in this Section 14.7, shall mean the possession, direct or indirect, of the power to cause the direction of the management and policies of a person or entity, or ownership of any sort, whether through the ownership of voting securities, by contract or otherwise.

ARTICLE 15

SURRENDER; OWNERSHIP

AND REMOVAL OF TRADE FIXTURES

15.1 Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in a writing signed by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises.

15.2 Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, free-standing cabinet work, and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.

ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term hereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Base Rent shall be payable at a monthly rate equal to one hundred fifty percent (150%) of the greater of (i) the Base Rent applicable during the last rental period of the Lease Term under this Lease or (ii) the fair market rental rate for the Premises as of the commencement of such holdover period. Such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein. Landlord hereby expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits to Landlord resulting therefrom.

ARTICLE 17

ESTOPPEL CERTIFICATES

Within ten (10) business days following a request in writing by Landlord, Tenant shall execute and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit C, attached hereto, (or such other form as may be reasonably required by any prospective mortgagee or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord’s mortgagee or prospective mortgagee. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes. Failure of Tenant to execute and deliver such estoppel certificate or other instruments within such ten (10) business day period shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception. Failure by Tenant to so deliver such estoppel certificate shall be a material default of the provisions of this Lease. In addition, Tenant shall be liable to Landlord, and shall indemnify Landlord from and against any loss, cost, damage or expense, incidental, consequential, or otherwise, including attorneys’ fees, arising or accruing directly or indirectly, from any failure of Tenant to execute or deliver to Landlord any such estoppel certificate. Upon request from time to time, Tenant agrees to provide to Landlord, within ten (10) days after Landlord’s delivery of written request therefor, current financial statements for Tenant, dated no earlier than one (1) year prior to such written request, certified as accurate by Tenant or, if available, audited financial statements prepared by an independent certified public accountant with copies of the auditor’s statement. If any Guaranty is executed in connection with this Lease, Tenant also agrees to deliver to Landlord, within ten (10) days after Landlord’s delivery of written request therefor, current financial statements of the Guarantor in a form consistent with the foregoing criteria.

ARTICLE 18

SUBORDINATION

This Lease is subject and subordinate to all present and future ground or underlying leases of the Real Property and to the lien of any mortgages or trust deeds, now or hereafter in force against the Real Property and the Building, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages or trust deeds, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage, or if any ground or underlying lease is terminated, to attorn, without any deductions or set-offs whatsoever, to the purchaser upon any such foreclosure sale, or to the lessor of such ground or underlying lease, as the case may be, if so requested to do so by such purchaser or lessor, and to recognize such purchaser or lessor as the lessor under this Lease. Tenant shall, within ten (10) business days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. Tenant hereby irrevocably authorizes Landlord to execute and deliver in the name of Tenant any such instrument or instruments if Tenant fails to do so, provided that such authorization shall in no way relieve Tenant from the obligation of executing such instruments of subordination or superiority. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

ARTICLE 19

TENANT’S DEFAULTS; LANDLORD’S REMEDIES

19.1 Events of Default by Tenant. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent. The occurrence of any of the following shall constitute a default of this Lease by Tenant:

19.1.1 Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due; or

19.1.2 The failure by Tenant to observe or perform according to the provisions of Articles 5, 10, 14, 17 or 18 of this Lease, where, in each instance, such failure continues for more than four (4) days after written notice from Landlord; or

19.1.3 Any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law; and provided further that if the nature of such default is such that the same cannot reasonably be cured within a fifteen (15)-day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure said default as soon as possible; or

19.1.4 Abandonment or vacation of the Premises by Tenant. Abandonment is herein defined to include, but is not limited to, any absence by Tenant from the Premises for ten (10) business days or longer while in default of any provision of this Lease.

19.2 Landlord’s Remedies Upon Default. Upon the occurrence of any such default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(i) The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(ii) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii) The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iv) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(v) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Applicable Laws.

The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Section 19.2.1(i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the Interest Rate set forth in Section 4.5 of this Lease. As used in Section 19.2.1(iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2 Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.3 Landlord may, but shall not be obligated to, make any such payment or perform or otherwise cure any such obligation, provision, covenant or condition on Tenant’s part to be observed or performed (and may enter the Premises for such purposes). In the event of Tenant’s failure to perform any of its obligations or covenants under this Lease, and such failure to perform poses a material risk of injury or harm to persons or damage to or loss of property, then Landlord shall have the right to cure or otherwise perform such covenant or obligation at any time after such failure to perform by Tenant, whether or not any such notice or cure period set forth in Section 19.1 above has expired. Any such actions undertaken by Landlord pursuant to the foregoing provisions of this Section 19.2.3 shall not be deemed a waiver of Landlord’s rights and remedies as a result of Tenant’s failure to perform and shall not release Tenant from any of its obligations under this Lease.

19.3 Payment by Tenant. Tenant shall pay to Landlord, within fifteen (15) days after delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with Landlord’s performance or cure of any of Tenant’s obligations pursuant to the provisions of Section 19.2.3 above; and (ii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended. Tenant’s obligations under this Section 19.3 shall survive the expiration or sooner termination of the Lease Term.

19.4 Sublessees of Tenant. Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, upon the occurrence of such default by Tenant, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.5 Waiver of Default. No waiver by Landlord of any violation or breach by Tenant of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach by Tenant of the same or any other of the terms, provisions, and covenants herein contained. Forbearance by Landlord in enforcement of one or more of the remedies herein provided upon a default by Tenant shall not be deemed or construed to constitute a waiver of such default. The acceptance of any Rent hereunder by Landlord following the occurrence of any default, whether or not known to Landlord, shall not be deemed a waiver of any such default, except only a default in the payment of the Rent so accepted.

19.6 Efforts to Relet. For the purposes of this Article 19, Tenant’s right to possession shall not be deemed to have been terminated by efforts of Landlord to relet the Premises, by its acts of maintenance or preservation with respect to the Premises, or by appointment of a receiver to protect Landlord’s interests hereunder. The foregoing enumeration is not exhaustive, but merely illustrative of acts which may be performed by Landlord without terminating Tenant’s right to possession.

ARTICLE 20

SECURITY DEPOSIT

Concurrent with Tenant’s execution of this Lease, Tenant shall deposit with Landlord a security deposit (the “Security Deposit”) in the amount set forth in Section 10 of the Summary. The Security Deposit shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the Lease Term. If Tenant defaults with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, Landlord may, but shall not be required to, use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other sum in default, or for the payment of any amount that Landlord may spend or become obligated to spend by reason of Tenant’s default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant’s default. If any portion of the Security Deposit is so used or applied, Tenant shall, within five (5) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount, and Tenant’s failure to do so shall be a default under this Lease. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, the Security Deposit, or any balance thereof, shall be returned to Tenant, within forty-five (45) days following the expiration of the Lease Term. Tenant shall not be entitled to any interest on the Security Deposit. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, and all other provisions of law, now or hereafter in force, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any officer, employee, agent or invitee of Tenant. Notwithstanding the foregoing, and provided (i) Tenant has not previously been in default under this Lease as of the Security Deposit Reduction Date as defined and set forth hereinbelow, (ii) Landlord has not applied any portion of the Security Deposit pursuant to the foregoing as of the Security Deposit Reduction Date, and (iii) Tenant has demonstrated to Landlord’s reasonable satisfaction, as of the Security Deposit Reduction Date, that Tenant has had positive net operating income for the previous two-year period, Landlord shall, on the first (1st) day of the twenty-fifth (25th) month of the initial Lease Term (the “Security Deposit Reduction Date”), reduce the Security Deposit held by Landlord by an amount (the “Security Deposit Reduction Amount”) equal to Seventy Thousand Two Hundred Forty-Eight and 77/100 Dollars ($70,248.77). Landlord shall apply the Security Deposit Reduction Amount as a credit against the monthly installment(s) of Base Rent first due and payable by Tenant under this Lease following the Security Deposit Reduction Date.

ARTICLE 21

COMPLIANCE WITH LAW

21.1 In General. Landlord and Tenant shall not do anything or suffer anything to be done in or about the Premises which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated (collectively, “Applicable Laws”). At its sole cost and expense, Tenant shall promptly comply with all Applicable Laws, subject to Landlord’s obligations as set forth below in this Article 21 to comply with Applicable Laws with respect to the Base Building and/or the common areas of the Building and Real Property. In addition, Tenant shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant. Landlord shall ensure that the Base Building and the common areas of the Building and Real Property comply with all Applicable Laws, subject, however to (i) the immediately following sentence of this Section 21.1, (ii) any obligations to correct violations or construction-related accessibility standards described in Section 21.2 below, and (iii) the provisions of Section 21.3 below specifically pertaining to Disability Access Laws (as defined below). Notwithstanding the foregoing, to the extent Landlord’s compliance obligations (including any obligations to correct violations or construction-related accessibility standards described in Section 21.2 below) in the immediately preceding sentence are triggered by any alterations, additions and/or improvements made to, and/or furniture, fixtures, equipment and/or other personal property installed in, the Premises by or on behalf of Tenant, and/or Tenant’s particular manner of use of the Premises, then Tenant shall reimburse Landlord for the cost of such compliance within thirty (30) days after invoice from Landlord.

21.2 CASp. For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp). In addition, the following notice is hereby provided pursuant to Section 1938(e) of the California Civil Code: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of and in connection with such notice: (i) Tenant, having read such notice and understanding Tenant’s right to request and obtain a CASp inspection and with advice of counsel, hereby elects not to obtain such CASp inspection and forever waives its rights to obtain a CASp inspection with respect to the Premises, Building and/or Real Property to the extent permitted by Applicable Laws now or hereafter in effect; and (ii) if the waiver set forth in clause (i) hereinabove is not enforceable pursuant to Applicable Laws now or hereafter in effect, then Landlord and Tenant hereby agree as follows (which constitute the mutual agreement of the parties as to the matters described in the last sentence of the foregoing notice): (A) Tenant shall have the one-time right to request for and obtain a CASp inspection, which request must be made, if at all, in a written notice delivered by Tenant to Landlord on or before the Lease Commencement Date; (B) any CASp inspection timely requested by Tenant shall be conducted (1) between the hours of 9:00 a.m. and 5:00 p.m. on any business day, (2) only after ten (10) days’ prior written notice to Landlord of the date of such CASp inspection, (3) in a professional manner by a CASp designated by Landlord and without any testing that would damage the Premises, Building or Real Property in any way, and (4) at Tenant’s sole cost and expense, including, without limitation, Tenant’s payment of the fee for such CASp inspection, the fee for any reports prepared by the CASp in connection with such CASp inspection (collectively, the “CASp Reports”) and all other costs and expenses in connection therewith; (C) Tenant shall deliver a copy of any CASp Reports to Landlord within two (2) business days after Tenant’s receipt thereof; (D) Tenant, at its sole cost and expense, shall be responsible for making any improvements, alterations, modifications and/or repairs to or within the Premises to correct violations of construction-related accessibility standards including, without limitation, any violations disclosed by such CASp inspection; and (E) if such CASp inspection identifies any improvements, alterations, modifications and/or repairs necessary to correct violations of construction-related accessibility standards relating to those items of the Building and Real Property located outside the Premises that are Landlord’s obligation to perform as set forth in Section 7.2 above, then Landlord shall perform such improvements, alterations, modifications and/or repairs as and to the extent required by Applicable Laws to correct such violations, and Tenant shall reimburse Landlord for the cost of such improvements, alterations, modifications and/or repairs within ten (10) business days after Tenant’s receipt of an invoice therefor from Landlord.

21.3 Compliance with Disability Access Laws. Without limiting the generality of the foregoing, the parties acknowledge that Title III of the Americans with Disabilities Act of 1990 and the regulations and rules promulgated thereunder, as all of the same may be amended and supplemented from time to time (collectively referred to herein as the “ADA”) establish requirements for accessibility and barrier removal, and that such requirements may or may not apply to the Premises and the Real Property depending on, among other things: (i) whether Tenant’s business is deemed a “public accommodation” or “commercial facility”; (ii) whether such requirements are “readily achievable”; and (iii) whether a given alteration affects a “primary function area” or triggers “path of travel” requirements. The ADA and any other federal, state and/or municipal Applicable Laws pertaining to disability access shall be collectively referred to herein as “Disability Access Laws”. The parties hereby agree that, except as otherwise provided in Section 21.2 above (the provisions of which shall control if and to the extent Tenant obtains a CASp inspection): (A) Landlord shall be responsible for ensuring that the Base Building and the common areas of the Building and Real Property comply with all Disability Access Laws unless the need for such compliance results from any alterations, additions and/or improvements made to, and/or any furniture, fixtures, equipment and/or other personal property installed in, the Premises by or on behalf of Tenant, and/or Tenant’s particular manner of use of the Premises; (B) Tenant shall be responsible for ensuring that the Premises complies with all Disability Access Laws required from and after the Lease Commencement Date; and (C) Landlord may perform, or require that Tenant perform, and Tenant shall be responsible for the cost of, ADA “path of travel” requirements and any other similar requirements under Disability Access Laws triggered by (1) the construction of any alterations, additions and/or improvements within the Premises, (2) the installation of any furniture, fixtures, equipment and/or other personal property in the Premises, and/or (3) Tenant’s particular manner of use of the Premises. Tenant hereby agrees to use reasonable efforts to notify Landlord if Tenant makes any alterations, additions and/or improvements to the Premises that might impact accessibility to the Premises and/or the Real Property under any Disability Access Laws. Landlord hereby agrees to use reasonable efforts to notify Tenant if Landlord makes any alterations, additions, and/or improvements to the Premises that might impact accessibility to the Premises and/or the Real Property under any Disability Access Laws.

21.4 Disability Access Obligations Notice and Access Information Notice. Landlord and Tenant hereby acknowledge that, prior to the execution of this Lease, Landlord and Tenant executed a Disability Access Obligations Notice pursuant to San Francisco Administrative Code Chapter 38. Landlord and Tenant shall each, within three (3) business days following a request from the other party, execute a new Disability Access Obligations Notice in accordance with San Francisco Administrative Code Chapter 38 or any successor statute. In addition, Tenant acknowledges receipt from Landlord of an Access Information Notice as required by San Francisco Administrative Code Chapter 38. Tenant acknowledges that such notices comply with the requirements of San Francisco Administrative Code Chapter 38.

ARTICLE 22

ENTRY BY LANDLORD

Upon not less than twenty-four (24) hours’ prior notice (except no such prior notice shall be required in case of emergency and/or to perform regularly scheduled janitorial services), Landlord reserves the right at all reasonable times and upon reasonable notice to Tenant to enter the Premises to (i) inspect them; (ii) during the last nine (9) months of the Lease Term, show the Premises to prospective purchasers, mortgagees or tenants, or to the ground or underlying lessors; (iii) post notices of nonresponsibility; or (iv) alter, improve or repair the Premises or the Building if necessary to comply with current building codes or other Applicable Laws, or for alterations, repairs or improvements to the structural components of the Building, or as Landlord may otherwise reasonably desire or deem necessary. Notwithstanding anything to the contrary contained in this Article 22, Landlord may enter the Premises at any time, without notice to Tenant, to perform janitorial or other services required of Landlord pursuant to this Lease. Except as otherwise provided in Section 6.6 above, any such entries shall be without the abatement of Rent and shall include the right to take such reasonable steps as required to accomplish the stated purposes. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises.

ARTICLE 23

MISCELLANEOUS PROVISIONS

23.1 Terms; Captions. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

23.2 Binding Effect. Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

23.3 No Waiver. No waiver of any provision of this Lease shall be implied by any failure of a party to enforce any remedy on account of the violation of such provision, even if such violation shall continue or be repeated subsequently, any waiver by a party of any provision of this Lease may only be in writing, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

23.4 Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Building require a modification or modifications of this Lease, which modification or modifications will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are required therefor and deliver the same to Landlord within ten (10) days following the request therefor. Should Landlord or any such current or prospective mortgagee or ground lessor require execution of a short form of Lease for recording, containing, among other customary provisions, the names of the parties, a description of the Premises and the Lease Term, Tenant agrees to execute such short form of Lease and to deliver the same to Landlord within ten (10) days following the request therefor.

23.5 Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Real Property and Building and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer. The liability of any transferee of Landlord shall be limited to the interest of such transferee in the Real Property and Building and the owners, shareholders or members of such transferee shall be without personal liability under this Lease, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

23.6 Prohibition Against Recording. Except as provided in Section 23.4 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant, and the recording thereof in violation of this provision shall make this Lease null and void at Landlord’s election.

23.7 Landlord’s Title; Air Rights. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease.

23.8 Tenant’s Signs. In addition to the Building directory signage set forth in Section 23.28 below, Tenant shall be entitled to one (1) identification sign in the elevator lobby of the fifteenth (15th) floor of the Building. The initial cost of such signage shall be borne by Landlord, but Tenant shall be responsible for the cost of any changes thereto. Upon the expiration or earlier termination of this Lease, Tenant shall be responsible, at its sole cost and expense, for the removal of such signage and the repair of all damage to the Building caused by such removal. Except for such signage, Tenant may not install any signs on the exterior or roof of the Building or the common areas of the Building or the Real Property. Any signs, window coverings, or blinds (even if the same are located behind the Landlord approved window coverings for the Building), or other items visible from the exterior of the Premises or Building are subject to the prior approval of Landlord, in its sole and absolute discretion.

23.9 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

23.10 Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

23.11 Time of Essence. Time is of the essence of this Lease and each of its provisions.

23.12 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

23.13 No Warranty. In executing and delivering this Lease, Tenant has not relied on any representation, including, but not limited to, any representation whatsoever as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the Exhibits attached hereto.

23.14 Landlord Exculpation. It is expressly understood and agreed that notwithstanding anything in this Lease to the contrary, and notwithstanding any applicable law to the contrary, the liability of Landlord and the Landlord Parties under this Lease (including any successor landlord) and any recourse by Tenant against Landlord or the Landlord Parties shall be limited solely and exclusively to an amount which is equal to the ownership interest of Landlord in the Building, and neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.

23.15 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. This Lease and any side letter or separate agreement executed by Landlord and Tenant in connection with this Lease and dated of even date herewith contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Premises, shall be considered to be the only agreement between the parties hereto and their representatives and agents, and none of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto. All negotiations and oral agreements acceptable to both parties have been merged into and are included herein. There are no other representations or warranties between the parties, and all reliance with respect to representations is based totally upon the representations and agreements contained in this Lease.

23.16 Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Building as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building.

23.17 Force Majeure. Notwithstanding anything to the contrary contained in this Lease, any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, acts of war, terrorist acts, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, governmental laws, regulations or restrictions, civil commotions, Casualty, actual or threatened public health emergency (including, without limitation, epidemic, pandemic, famine, disease, plague, quarantine, and other significant public health risk), governmental edicts, actions, orders, declarations or restrictions (including (i) any states of emergency and quarantines imposed by a governmental entity or agency, and (ii) any government imposed shelter-in-place orders, stay at home orders and/or restrictions on travel related thereto that preclude Tenant, its agents, contractors or its employees from accessing the Premises), breaches in cybersecurity, and other causes beyond the reasonable control of the party obligated to perform, regardless of whether such other causes are (A) foreseeable or unforeseeable or (B) related to the specifically enumerated events in this Section 23.17 (collectively, the “Force Majeure”) shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage. If this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure. Notwithstanding anything to the contrary in this Lease, no event of Force Majeure shall (1) excuse Tenant’s obligations to pay Rent and other charges as and when due pursuant to this Lease, (2) be grounds for Tenant to abate any portion of Rent due pursuant to this Lease, or entitle either party to terminate this Lease, except as allowed pursuant to Articles 11 and 12 above, (3) excuse Tenant’s obligations under Article 5 above, or (4) extend or delay the occurrence of the Lease Commencement Date or extend the Lease Term.

23.18 Waiver of Redemption by Tenant. Tenant hereby waives for Tenant and for all those claiming under Tenant all right now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

23.19 Notices. All notices, demands, statements or communications (collectively, “Notices”) given or required to be given by either party to the other pursuant to any provision of this Lease shall be in writing and shall be sent by United States certified or registered mail, postage prepaid, return receipt requested, or Priority Mail Express (with waiver of signature) together with a courtesy electronic copy of the Notice sent to Tenant at [Intentionally omitted], or by a nationally recognized overnight courier service (e.g., Federal Express), or delivered personally (i) to Tenant at the appropriate address set forth in Section 5 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord; or (ii) to Landlord at the addresses set forth in Section 3.1 of the Summary, or to such other firm or to such other place as Landlord may from time to time designate in a Notice to Tenant. Any Notice is deemed given (A) on the date which is two (2) business days after it is mailed as provided in this Section 23.19, or (B) upon the date which is one (1) business day after it is sent by nationally recognized overnight courier, or (C) upon the date personal delivery is made to the address of the addressee (even if refused or rejected). If Tenant is notified of the identity and address of Landlord’s mortgagee or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease pursuant to the provisions hereinabove, and such mortgagee or ground or underlying lessor shall be given a reasonable opportunity to cure such default prior to Tenant’s exercising any remedy available to Tenant.

23.20 Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

23.21 Authority. If Tenant is a corporation or partnership, each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the state in which the Building is located and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so. Within five (5) days after Landlord’s request therefor, Tenant shall provide Landlord with documentation or other evidence reasonably satisfactory to Landlord confirming the foregoing representation and warranty. Tenant confirms that it is not in violation of any executive order or similar governmental regulation or law, which prohibits terrorism or transactions with suspected or confirmed terrorists or terrorist entities or with persons or organizations that are associated with, or that provide any form of support to, terrorists. Tenant further confirms that it will comply throughout the Term of this Lease, with all governmental laws, rules or regulations governing transactions or business dealings with any suspected or confirmed terrorists or terrorist entities, as identified from time to time by the U.S. Treasury Department’s Office of Foreign Assets Control or any other applicable governmental entity.

23.22 Jury Trial; Attorneys’ Fees. IF EITHER PARTY COMMENCES LITIGATION AGAINST THE OTHER FOR THE SPECIFIC PERFORMANCE OF THIS LEASE, FOR DAMAGES FOR THE BREACH HEREOF OR OTHERWISE FOR ENFORCEMENT OF ANY REMEDY HEREUNDER, THE PARTIES HERETO AGREE TO AND HEREBY DO WAIVE ANY RIGHT TO A TRIAL BY JURY. In the event of any such commencement of litigation, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys’ fees as may have been incurred, including any and all costs incurred in enforcing, perfecting and executing any judgment.

23.23 Governing Law. This Lease shall be construed and enforced in accordance with the laws of the state in which the Building is located.

23.24 Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

23.25 Brokers. Landlord and Tenant each hereby represents and warrants to the other party that it (i) has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 11 of the Summary (collectively, the “Brokers”), and (ii) knows of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent other than the Brokers.

23.26 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord; provided, however, that the foregoing shall in no way impair the right of Tenant to commence a separate action against Landlord for any violation by Landlord of the provisions hereof so long as notice is first given to Landlord and any holder of a mortgage or deed of trust covering the Building, Real Property or any portion thereof, of whose address Tenant has theretofore been notified, and an opportunity is granted to Landlord and such holder to correct such violations as provided above.

23.27 Building Name and Signage. Landlord shall have the right at any time to change the name of the Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Building as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the name of the Building or use pictures or illustrations of the Building in advertising or other publicity, without the prior written consent of Landlord.

23.28 Building Directory. Tenant shall be entitled, at Tenant’s sole cost, to one (1) line on the Building directory to display Tenant’s name and location in the Building.

23.29 Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal, and space planning consultants.

23.30 Landlord Renovations. It is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, Real Property, or any part thereof and that no representations or warranties respecting the condition of the Premises, the Building or the Real Property have been made by Landlord to Tenant, except as specifically set forth in this Lease. However,

Tenant acknowledges that Landlord may from time to time, at Landlord’s sole option, renovate, improve, alter, or modify (collectively, the “Renovations”) the Building, Premises, and/or Real Property, common areas, systems and equipment, roof, and structural components of the same, which Renovations may include, without limitation, (i) modifying the common areas and tenant spaces to comply with applicable laws and regulations, including regulations relating to the physically disabled, seismic conditions, and building safety and security, and (ii) installing new carpeting, lighting, and wall coverings in the Building common areas, and in connection with such Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Real Property, including portions of the common areas, or perform work in the Building, which work may create noise, dust or leave debris in the Building. Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Renovations or Landlord’s actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord’s actions in connection with such Renovations.

23.31 Intentionally Deleted.

23.32 Arbitration. Notwithstanding anything in this Lease to the contrary, the provisions of this Section 23.32 contain the sole and exclusive method, means and procedure to resolve any and all disputes or disagreements, including whether any particular matter constitutes, or with the passage of time would constitute, a default by Tenant or Landlord under this Lease, but excluding: (i) any determination of Fair Market Rental Rate (which shall be determined as set forth in the Extension Option Rider); (ii) any dispute concerning the amount of Direct Expenses set forth in any Statement delivered by Landlord to Tenant pursuant to Article 4 above; (iii) all claims of Landlord or Tenant which seek anything other than the enforcement of such party’s rights under this Lease; (iv) all claims of Landlord or Tenant which are primarily founded upon matters of fraud, willful misconduct, bad faith or any other allegations of tortious action, and seek the award of punitive or exemplary damages; (v) any action by Landlord in unlawful detainer or to obtain possession of the Premises; or (vi) any injunctive or other equitable relief sought by either party. The parties hereby irrevocably waive any and all rights to the contrary and shall at all times conduct themselves in strict, full, complete and timely accordance with the provisions of this Section 23.32. Any and all attempts to circumvent the provisions of this Section 23.32 shall be absolutely null and void and of no force or effect whatsoever. As to any matter submitted to arbitration to determine whether it would, with the passage of time, constitute a default by Tenant or a default by Landlord under this Lease (each, a “Default”), such passage of time shall not commence to run until any such affirmative determination, so long as it is simultaneously determined that the challenge of such matter as a potential Default was made in good faith, except with respect to the payment of money. With respect to the payment of money, such passage of time shall not commence to run only if the party which is obligated to make the payment does in fact make the payment to the other party. Such payment can be made “under protest,” which shall occur when such payment is accompanied by a good-faith notice stating why the party has elected to make a payment under protest. Such protest will be deemed waived unless the subject matter identified in the protest is submitted to arbitration as set forth in the following:

23.32.1 Arbitration Panel. Within ninety (90) days after delivery of written notice (“Notice of Dispute”) of the existence and nature of any dispute given by any party to the other party, and unless otherwise provided herein in any specific instance, the parties shall each: (i) appoint one (1) lawyer actively engaged in the licensed and full-time practice of law, specializing in commercial real estate, in the County of San Francisco for a continuous period immediately preceding the date of delivery (“Dispute Date”) of the Notice of Dispute of not less than ten (10) years, but who has at no time ever represented or acted on behalf of any of the parties; and (ii) deliver written notice of the identity of such lawyer and a copy of his or her written acceptance of such appointment and acknowledgment of and agreement to be bound by the time constraints and other provisions of this Section 23.32 (“Acceptance”) to the other parties hereto. The party who selects the lawyer may not consult with such lawyer, directly or indirectly, to determine the lawyer’s position on the issue which is the subject of the dispute. In the event that any party fails to so act, such arbitrator shall be appointed pursuant to the same procedure that is followed when agreement cannot be reached as to the third arbitrator. Within ten (10) days after such appointment and notice, such lawyers shall appoint a third lawyer (together with the first two (2) lawyers, “Arbitration Panel”) of the same qualification and background and shall deliver written notice of the identity of such lawyer and a copy of his or her written Acceptance of such appointment to each of the parties. In the event that agreement cannot be reached on the appointment of a third lawyer within such period, such appointment and notification shall be made as quickly as possible by any court of competent jurisdiction, by any licensing authority, agency or organization having jurisdiction over such lawyers, by any professional association of lawyers in existence for not less than ten (10) years at the time of such dispute or disagreement and the geographical membership boundaries of which extend to the County of San Francisco or by any arbitration association or organization in existence for not less than ten (10) years at the time of such dispute or disagreement and the geographical boundaries of which extend to the County of San Francisco, as determined by the party giving such Notice of Dispute and simultaneously confirmed in writing delivered by such party to the other party. Any such court, authority, agency, association or organization shall be entitled either to directly select such third lawyer or to designate in writing, delivered to each of the parties, an individual who shall do so. In the event of any subsequent vacancies or inabilities to perform among the Arbitration Panel, the lawyer or lawyers involved shall be replaced in accordance with the provisions of this Section 23.32 as if such replacement was an initial appointment to be made under this Section 23.32 within the time constraints set forth in this Section 23.32, measured from the date of notice of such vacancy or inability, to the person or persons required to make such appointment, with all the attendant consequences of failure to act timely if such appointed person is a party hereto.

23.32.2 Duty. Consistent with the provisions of this Section 23.32, the members of the Arbitration Panel shall utilize their utmost skill and shall apply themselves diligently so as to hear and decide, by majority vote, the outcome and resolution of any dispute or disagreement submitted to the Arbitration Panel as promptly as possible, but in any event on or before the expiration of thirty (30) days after the appointment of the members of the Arbitration Panel. None of the members of the Arbitration Panel shall have any liability whatsoever for any acts or omissions performed or omitted in good faith pursuant to the provisions of this Section 23.32.

23.32.3 Authority. The Arbitration Panel shall (i) enforce and interpret the rights and obligations set forth in the Lease to the extent not prohibited by law, (ii) fix and establish any and all rules as it shall consider appropriate in its sole and absolute discretion to govern the proceedings before it, including any and all rules of discovery, procedure and/or evidence, and (iii) make and issue any and all orders, final or otherwise, and any and all awards, as a court of competent jurisdiction sitting at law or in equity could make and issue, and as it shall consider appropriate in its sole and absolute discretion, including the awarding of monetary damages (but shall not award consequential damages to either party and shall not award punitive damages), the awarding of reasonable attorneys’ fees and costs to the prevailing party as determined by the Arbitration Panel and the issuance of injunctive relief. If the party against whom the award is issued complies with the award, within the time period established by the Arbitration Panel, then no Default will be deemed to have occurred, unless the Default pertained to the non-payment of money by Tenant or Landlord, and Tenant or Landlord failed to make such payment under protest.

23.32.4 Appeal. The decision of the Arbitration Panel shall be final and binding, may be confirmed and entered by any court of competent jurisdiction at the request of any party and may not be appealed to any court of competent jurisdiction or otherwise except upon a claim of fraud on the part of the Arbitration Panel, or on the basis of a mistake as to the applicable law. The Arbitration Panel shall retain jurisdiction over any dispute until its award has been implemented, and judgment on any such award may be entered in any court having appropriate jurisdiction.

23.32.5 Compensation. Each member of the Arbitration Panel shall be compensated for any and all services rendered under this Section 23.32 at a rate of compensation equal to the sum of (i) Four Hundred Dollars ($400.00) per hour and (ii) the sum of Ten Dollars ($10.00) per hour multiplied by the number of full years of the expired Term under the Lease, plus reimbursement for any and all expenses incurred in connection with the rendering of such services, payable in full promptly upon conclusion of the proceedings before the Arbitration Panel. Such compensation and reimbursement shall be borne by the nonprevailing party as determined by the Arbitration Panel in its sole and absolute discretion.

23.33 Bicycle Storage Room. Subject to the terms of this Section 23.33, Tenant and its individual employees shall have the non-exclusive right, during the Building’s ordinary business hours only, to use on a “first-come, first-served” basis, the bicycle storage room located on the ground floor of the Building (the “Bicycle Storage Room”) for the sole and limited purpose of storing any bicycles that Tenant’s individual employees use to commute to the Building therein. Landlord will not be liable to Tenant for any lack of access to, or unavailability of, the Bicycle Storage Room. Landlord reserves the right to change the hours for the Bicycle Storage Room, on a non-discriminatory basis, from time to time. Tenant agrees not to do or permit anything to be done in or about the Bicycle Storage Room which would in any way unreasonably obstruct or interfere with the rights of other tenants or occupants of the Building. Tenant shall indemnify, defend and hold Landlord and the Landlord Parties harmless from and against any and all Claims of any kind or character, whether to any person or property, arising from or caused by or resulting from (i) the negligent acts or omissions and/or willful misconduct of Tenant and/or any of Tenant’s employees in connection with their use of the Bicycle Storage Room, and (ii) any violation or alleged violation by Tenant or any of Tenant’s employees of any of the provisions of this Section 23.33. Landlord shall not be responsible for any loss, damage or theft whatsoever of or to any property or anything placed or stored by Tenant or any of Tenant’s employees in the Bicycle Storage Room (including any bicycles), or for any injury to persons using the Bicycle Storage Room. Tenant, as a material part of the consideration of this Lease, hereby waives all Claims against Landlord and the Landlord Parties for any such loss, damage, theft or injury, and agrees to so indemnify and hold Landlord and Landlord’s representatives and agents harmless therefrom. Further, Tenant understands and agrees that: (A) Landlord will not be obligated to provide any security protection of any kind for the Bicycle Storage Room; and (B) Tenant shall use the Bicycle Storage Room at its own risk. Landlord, in its sole discretion, may, at any time and without notice, remove, remodel or otherwise convert the Bicycle Storage Room and discontinue Tenant’s right to use the Bicycle Storage Room pursuant to this Section 23.33, it being agreed that nothing herein shall be deemed to require Landlord to maintain or make available the Bicycle Storage Room or any other storage areas in the Building for Tenant’s use. Tenant’s rights under this Section 23.33 are personal to the original Tenant executing this Lease (the “Original Tenant”), and may only be utilized by the Original Tenant (and may not be exercised or utilized by any other person or entity, including any sublessee or other transferee of the Original Tenant’s interest in this Lease or the Premises).

23.34 Counterparts. This Lease may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together will constitute one and the same instrument.

23.35 Electronic Signatures. Each of the parties to this Lease (i) has agreed to permit the use from time to time, where appropriate, of telecopy or other electronic signatures (including, without limitation, DocuSign) in order to expedite the transaction contemplated by this Lease, (ii) intends to be bound by its respective telecopy or other electronic signature, (iii) is aware that the other will rely on the telecopied or other electronically transmitted signature, and (iv) acknowledges such reliance and waives any defenses to the enforcement of this Lease and the documents affecting the transaction contemplated by this Lease based on the fact that a signature was sent by telecopy or electronic transmission only.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

“Landlord”:

90 NEW MONTGOMERY PARTNERS, A CALIFORNIA LIMITED PARTNERSHIP, a California limited partnership

By:	/s/ Charles Leung
	Name:	Charles Leung
	Title:	VP

“Tenant”:

ETHOS TECHNOLOGIES INC., a Delaware corporation

By:	/s/ Brandt Kucharski
	Name:	Brandt Kucharski
	Title:	CAO

By:	/s/ Kunal Mehta
	Name:	Kunal Mehta
	Title:	CFO

EXHIBIT A

OUTLINE OF FLOOR PLAN OF PREMISES

EXHIBIT A

EXHIBIT B

RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the following Rules and Regulations. Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Building.

1. Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord’s prior written consent. Tenant shall bear the cost of any lock changes or repairs required by Tenant. Two keys will be furnished by Landlord for the Premises, and any additional keys required by Tenant must be obtained from Landlord at a reasonable cost to be established by Landlord.

2. All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises, unless electrical hold backs have been installed.

3. Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during such hours as are customary for comparable buildings in the vicinity of the Building. Tenant, its employees and agents must be sure that the doors to the Building are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Building. Any tenant, its employees, agents or any other persons entering or leaving the Building at any time when it is so locked, or any time when it is considered to be after normal business hours for the Building, may be required to sign the Building register when so doing. Access to the Building may be refused unless the person seeking access has proper identification or has a previously arranged pass for access to the Building. The Landlord and his agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building during the continuance of same by any means it deems appropriate for the safety and protection of life and property.

4. Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy property brought into the Building. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property in any case. All damage done to any part of the Building, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility of Tenant and any expense of said damage or injury shall be borne by Tenant.

5. No furniture, freight, large packages, supplies, equipment or merchandise will be brought into or removed from the Building or carried up or down in the elevators, except upon prior notice to Landlord, and in such manner, in such specific elevator, and between such hours as shall be designated by Landlord. Tenant shall provide Landlord with not less than 24 hours prior notice of the need to utilize an elevator for any such purpose, so as to provide Landlord with a reasonable period to schedule such use and to install such padding or take such other actions or prescribe such procedures as are appropriate to protect against damage to the elevators or other parts of the Building.

6. Landlord shall have the right to control and operate the public portions of the Building, the public facilities, the heating and air conditioning, and any other facilities furnished for the common use of tenants, in such manner as is customary for comparable buildings in the vicinity of the Building.

7. The requirements of Tenant will be attended to only upon application at the management office of the Building or at such office location designated by Landlord. Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.

8. Tenant shall not disturb, solicit, or canvass any occupant of the Building and shall cooperate with Landlord or Landlord’s agents to prevent same.

EXHIBIT B

9. The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or agents, shall have caused it.

10. Tenant shall not overload the floor of the Premises, nor mark, drive nails or screws, or drill into the partitions, woodwork or plaster or in any way deface the Premises or any part thereof without Landlord’s consent first had and obtained.

11. Except for vending machines intended for the sole use of Tenant’s employees and invitees, no vending machine or machines of any description other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord.

12. Tenant shall not use any method of heating or air conditioning other than that which may be supplied by Landlord, without the prior written consent of Landlord.

13. Tenant shall not use or keep in or on the Premises or the Building any kerosene, gasoline or other inflammable or combustible fluid or material. Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors, or vibrations, or interfere in any way with other Tenants or those having business therein.

14. Tenant shall not bring into or keep within the Building or the Premises any animals, birds, bicycles or other vehicles.

15. No cooking shall be done or permitted by any tenant on the Premises, nor shall the Premises be used for the storage of merchandise, for lodging or for any improper, objectionable or immoral purposes. Notwithstanding the foregoing, Landlord-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages, provided that such use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations, and does not cause odors which are objectionable to Landlord and other Tenants.

16. Landlord will approve where and how telephone and telegraph wires are to be introduced to the Premises. No boring or cutting for wires shall be allowed without the consent of Landlord. The location of telephone, call boxes and other office equipment affixed to the Premises shall be subject to the approval of Landlord.

17. Landlord reserves the right to exclude or expel from the Building any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.

18. Tenant, its employees and agents shall not loiter in the entrances or corridors, nor in any way obstruct the sidewalks, lobby, halls, stairways or elevators, and shall use the same only as a means of ingress and egress for the Premises.

19. Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to ensure the most effective operation of the Building’s heating and air conditioning system, and shall refrain from attempting to adjust any controls.

20. Tenant shall store all its trash and garbage within the interior of the Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the city in which the Building is located without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall designate.

EXHIBIT B

21. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

22. Tenant shall assume any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed, when the Premises are not occupied.

23. No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises without the prior written consent of Landlord. The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the windowsills. All electrical ceiling fixtures hung in offices or spaces along the perimeter of the Building must be fluorescent and/or of a quality, type, design and bulb color approved by Landlord.

24. The washing and/or detailing of or, the installation of windshields, radios, telephones in or general work on, automobiles shall not be allowed on the Real Property.

25. Food vendors shall be allowed in the Building upon receipt of a written request from the Tenant. The food vendor shall service only the tenants that have a written request on file in the Building’s management office. Under no circumstance shall the food vendor display their products in a public or common area including corridors and elevator lobbies. Any failure to comply with this rule shall result in immediate permanent withdrawal of the vendor from the Building.

26. Tenant must comply with requests by the Landlord concerning the informing of their employees of items of importance to the Landlord.

27. Tenant shall comply with any non-smoking ordinance adopted by any applicable governmental authority.

28. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Building. Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord’s judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises and Building, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein. Landlord shall not be responsible to Tenant or to any other person for the nonobservance of the Rules and Regulations by another tenant or other person. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

EXHIBIT B

EXHIBIT C

FORM OF TENANT’S ESTOPPEL CERTIFICATE

The undersigned, as Tenant under that certain Office Lease (the “Lease”) made and entered into as of __________ __, 20__ and between 90 NEW MONTGOMERY PARTNERS, A CALIFORNIA LIMITED PARTNERSHIP, a California limited partnership, as Landlord, and the undersigned as Tenant, for Premises on the __________ floor(s) of the Building located at 90 New Montgomery Street, San Francisco, California hereby certifies as follows:

1. Attached hereto as Exhibit A is a true and correct copy of the Lease and all amendments and modifications thereto. The documents contained in Exhibit A represent the entire agreement between the parties as to the Premises.

2. The undersigned has commenced occupancy of the Premises described in the Lease, currently occupies the Premises, and the Lease Term commenced on __________.

3. The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit A.

4. Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows:

5. Tenant shall not modify the documents contained in Exhibit A or prepay any amounts owing under the Lease to Landlord in excess of thirty (30) days without the prior written consent of Landlord’s mortgagee.

6. Base Rent became payable on __________.

7. The Lease Term expires on __________.

8. All conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder.

9. No rental has been paid in advance and no security has been deposited with Landlord except as provided in the Lease.

10. As of the date hereof, there are no existing defenses or offsets that the undersigned has, which preclude enforcement of the Lease by Landlord.

11. All monthly installments of Base Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through __________. The current monthly installment of Base Rent is $__________.

12. The undersigned acknowledges that this Estoppel certificate may be delivered to Landlord’s prospective mortgagee, or a prospective purchaser, and acknowledges that it recognizes that if same is done, said mortgagee, prospective mortgagee, or prospective purchaser will be relying upon the statements contained herein in making the loan or acquiring the property of which the Premises are a part, and in accepting an assignment of the Lease as collateral security, and that receipt by it of this certificate is a condition of making of the loan or acquisition of such property.

EXHIBIT C

13. If Tenant is a corporation or partnership, each individual executing this Estoppel Certificate on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the state in which the Building is located and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.

Executed at __________ on the ____ day of __________, 20__.

“Tenant”:

,

a

By:
Name:
Its:

By:
Name:
Its:

EXHIBIT C

EXHIBIT D

FORM OF WORKERS’ COMPENSATION ACKNOWLEDGEMENT AND INDEMNIFICATION

Section 10.3.3 of that certain Office Lease entered into by and between 90 New Montgomery Partners, A California Limited Partnership, a California limited partnership (the “Landlord”) and ETHOS TECHNOLOGIES INC., a Delaware corporation (the “Tenant”) dated as of February __, 2024 (the “Lease”) requires Tenant to obtain Worker’s Compensation and Employer’s Liability or other similar insurance pursuant to all applicable state and local statutes and regulations.

Tenant hereby represents that it has either obtained Workers’ Compensation insurance, or is exempt from the requirement to obtain Workers’ Compensation insurance by virtue of being a partnership or corporation in which the only persons performing labor are either: (i) partners in the partnership; or (ii) corporate officers who are the sole shareholders of the corporation. Within thirty (30) days of the mutual execution and delivery of the Lease, Tenant shall provide Landlord with evidence of having obtained Workers’ Compensation insurance or evidence that such Workers’ Compensation insurance is not required under California Labor Code Section 3700.

[                           ]

[                           ]

[                           ]

[                           ]

[INSERT NAME(S) AND TITLE(S)]

The above-listed individuals are the sole shareholders/partners of Tenant. Tenant hereby certifies that Tenant does not have any employees other than the above-listed corporate officers who are the sole shareholders of the corporation or partners in the partnership who have elected to be exempt from Workers’ Compensation coverage in accordance with California law. Tenant further warrants that it understands the requirements of California Labor Code Section 3700 with respect to providing Worker’s Compensation coverage for any employees. Tenant agrees to comply with the requirements and all other applicable laws and regulations regarding Workers’ Compensation, payroll taxes, FICA and tax withholding and similar employment issues.

By signing below, Tenant hereby represents, warrants and certifies to Landlord that Tenant is exempt from having Workers’ Compensation insurance and agrees to defend, protect, indemnify and hold harmless (on a personal basis) Landlord from and against any and all claims, penalties, losses, damages, expenses, costs, liabilities and actions (collectively, “Losses”) that would be covered by (i) Workers’ Compensation and/or Employer’s Liability insurance for the benefit of any of Tenant’s employees, and/or (ii) the insurance otherwise required to be carried by Tenant pursuant to Article 10 of the Lease. Tenant further agrees to indemnify, defend and hold Landlord harmless from and against any and all Losses that may arise from the failure to comply with any such laws or regulations, including without limitation, the payment of Landlord’s reasonable attorneys’ fees.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

EXHIBIT D

TENANT:

ETHOS TECHNOLOGIES INC., a Delaware corporation

By:
Name:
Its:

By:
Name:
Its:

EXHIBIT D

EXHIBIT E

EXTENSION OPTION RIDER

This Extension Option Rider (“Extension Rider”) is made and entered into by and between 90 NEW MONTGOMERY PARTNERS, A CALIFORNIA LIMITED PARTNERSHIP, a California limited partnership (“Landlord”), and ETHOS TECHNOLOGIES INC., a Delaware corporation (“Tenant”), and is dated as of the date of the Office Lease (“Lease”) by and between Landlord and Tenant to which this Extension Rider is attached. The agreements set forth in this Extension Rider shall have the same force and effect as if set forth in the Lease. To the extent the terms of this Extension Rider are inconsistent with the terms of the Lease, the terms of this Extension Rider shall control.

1. Option Right. Landlord hereby grants Tenant one (1) option to extend the Lease Term for a period of three (3) years (the “Option Term”), which option shall be exercisable only by written Exercise Notice (as defined below) delivered by Tenant to Landlord as provided below, provided that, as of the date of delivery of such Exercise Notice, Tenant is not in default under the Lease and Tenant has not previously been in default under the Lease more than once. Upon the proper exercise of such option to extend, and provided that, as of the end of the initial Lease Term Tenant is not in default under the Lease and Tenant has not previously been in default under the Lease more than once, the Lease Term shall be extended for the Option Term. The rights contained in this Extension Rider shall be personal to the Original Tenant and may only be exercised by the Original Tenant (and not any assignee, sublessee or other transferee of Tenant’s interest in the Lease) if the Original Tenant occupies the entire Premises as of the date of Tenant’s delivery of the Exercise Notice.

2. Option Rent. The annual Base Rent payable by Tenant during the Option Term (the “Option Rent”) shall be equal to the Fair Market Rental Rate for the Premises. As used herein, the “Fair Market Rental Rate” shall mean the annual base rent at which tenants, during the period within six (6) months of Tenant’s delivery of the Interest Notice (as defined in Section 3 below), are leasing non-sublease space comparable in size, location and quality to the Premises for a comparable term, which comparable space is located in the Building, taking into consideration all free rent and other out-of-pocket concessions generally being granted at such time for such comparable space for the Option Term (including, without limitation, any tenant improvement allowance provided for such comparable space, with the amount of such tenant improvement allowance to be provided for the Premises during the Option Term to be determined after taking into account the age, quality and layout of the tenant improvements in the Premises as of the commencement of the Option Term with consideration given to the fact that the improvements existing in the Premises are specifically suitable to Tenant). All other terms and conditions of the Lease shall apply throughout the Option Term; however, any obligation of Landlord to construct Tenant Improvements or provide an allowance (if applicable) shall not apply during the Option Term and Tenant shall, in no event, have the option to extend the Lease Term beyond the Option Term described in Section 1 above.

3. Exercise of Option. The option contained in this Extension Rider shall be exercised by Tenant, if at all, only in the following manner: (i) Tenant shall deliver written notice (“Interest Notice”) to Landlord not more than fifteen (15) months nor less than fourteen (14) months prior to the expiration of the initial Lease Term stating that Tenant may be interested in exercising its option; (ii) Landlord, after receipt of Tenant’s notice, shall deliver notice (the “Option Rent Notice”) to Tenant within thirty (30) days after receipt of Tenant’s Interest Notice setting forth the Option Rent; and (iii) if Tenant wishes to exercise such option, Tenant shall, on or before the date (the “Exercise Date”) which is within thirty (30) days after Tenant’s receipt of the Option Rent Notice, exercise the option by delivering written notice (the “Exercise Notice”) thereof to Landlord. Tenant’s failure to deliver the Interest Notice or Exercise Notice on or before the applicable delivery dates therefor specified hereinabove shall be deemed to constitute Tenant’s waiver of its extension right hereunder.

4. Determination of Option Rent. Tenant shall have no right to object to the Option Rent provided by Landlord, and if Tenant disagrees with Landlord’s determination of the Option Rent but Landlord and Tenant are unable to resolve such disagreement as to the Option Rent prior to the Exercise Date, then either (i) Tenant shall accept Landlord’s determination of the Option Rent by exercising its option to extend the Lease Term by delivering Tenant’s Exercise Notice to Landlord on or before the Exercise Date, or (ii) Tenant shall be deemed to have relinquished its

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option to extend the Lease Term, in which event Tenant’s option to extend the Lease Term shall be null and void as of the Exercise Date, and Landlord and Tenant shall have no further liability to the other under this Extension Rider.

“Landlord”:

90 NEW MONTGOMERY PARTNERS, A CALIFORNIA LIMITED PARTNERSHIP, a California limited partnership

By:	/s/ Charles Leung
Name:	Charles Leung
Title:	VP

“Tenant”:

ETHOS TECHNOLOGIES INC., a Delaware corporation

By:	/s/ Brandt Kucharski
Name:	Brandt Kucharski
Title:	CAO

By:	/s/ Kunal Mehta
Name:	Kunal Mehta
Title:	CFO

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